Exhibit 10.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRIZEC HOLDINGS OPERATING LLC

Dated as of December 22, 2004

i

ii

EXHIBITS

EXHIBIT A FORM OF MEMBER REGISTRY
EXHIBIT B CAPITAL ACCOUNT MAINTENANCE
EXHIBIT C SPECIAL ALLOCATION RULES
EXHIBIT D NOTICE OF REDEMPTION
EXHIBIT E SECTION 1445(e) FIRPTA CERTIFICATE
EXHIBIT F SECTION 1445(a) FIRPTA CERTIFICATE
EXHIBIT G DRO MEMBERS AND DRO AMOUNTS

ATTACHMENTS

ATTACHMENT A CLASS F CONVERTIBLE UNITS
ATTACHMENT B CLASS SV UNITS
ATTACHMENT C QUALIFIED ASSETS

iii

LIMITED LIABILITY COMPANY AGREEMENT
OF
TRIZEC HOLDINGS OPERATING LLC

     THIS LIMITED LIABILITY COMPANY AGREEMENT of Trizec Operating Company Limited Liability Company, dated as of December 22, 2004, is entered into by and among Trizec Properties, Inc., a Delaware corporation, as the Managing Member, and the Persons whose names are set forth on the Member Registry (as hereinafter defined) as Non-Managing Members, together with any other Persons who become Members of the Company as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to form the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time, as follows:

ARTICLE I DEFINED TERMS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     “Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.

     “Additional Member” means a Person admitted to the Company as a Member pursuant to Section 12.2 hereof and who is shown as a Member in the Member Registry.

     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

     “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

     “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Aggregate DRO Amount” means the aggregate balances of the DRO Amounts, if any, of all DRO Members, if any, as determined on the date in question.

     “Agreed Value” means (i) in the case of any Contributed Property, the Section 704(c) Value of such property as of the time of its contribution to the Company, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.

     “Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

     “Assignee” means a Person to whom one or more Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Member, and who has the rights set forth in Section 11.5.

     “Available Cash” means, with respect to any period for which such calculation is being made:

     (a) all cash revenues and funds received by the Company from whatever source (excluding the proceeds of any Capital Contribution, unless otherwise determined by the Managing Member in its sole discretion) plus the amount of any reduction (including, without limitation, a reduction resulting because the Managing Member determines such amounts are no longer necessary) in reserves of the Company, which reserves are referred to in clause (b)(iv) below;

     (b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution):

          (i) all interest, principal and other debt payments made during such period by the Company,

          (ii) all cash expenditures (including capital expenditures) made by the Company during such period,

          (iii) investments in any entity (including loans made thereto) to the extent that such investments are permitted under this Agreement and are not otherwise described in clauses (b)(i) or (ii), and

          (iv) the amount of any increase in reserves established during such period which the Managing Member determines is necessary or appropriate in its sole and absolute discretion (including any reserves that may be necessary or appropriate to account for distributions required with respect to Units having a preference over other classes, series or sub-series of Units).

     Notwithstanding the foregoing, after commencement of the dissolution and liquidation of the Company, Available Cash shall not include any cash received or reductions in reserves and shall not take into account any disbursements made or reserves established.

     “Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

     “Capital Account” means the Capital Account maintained for a Member pursuant to Exhibit B. The initial Capital Account balance for each Member who is a Member on the date hereof shall be the amount set forth opposite such Member’s name on the Member Registry.

     “Capital Contribution” means, with respect to any Member, any cash, cash equivalents or the Agreed Value of Contributed Property which such Member contributes or is deemed to contribute to the Company.

     “Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the Section 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Members’ Capital Accounts and (ii) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

     “Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

     “Certificate of Formation” means the Certificate of Formation relating to the Company filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

     “Certificate of Incorporation” means the Certificate of Incorporation relating to the Managing Member filed in the office of the Secretary of State of the State of Delaware, as amended or restated from time to time in accordance with the terms hereof and the Act.

     “Class B Series I Unit” means, with respect to Class B Common Units, any Unit that is not a Class B Series II Unit.

     “Class B Series II Unit” means, with respect to Class B Common Units, a Unit that is issued to any Member other than the Managing Member (unless the Managing Member designates such Unit as a Class B Series I Unit upon issuance), subject to the conversion of such Class B Series II Unit into Class B Series I Unit pursuant to Section 4.2.B.

     “Class F Convertible Units” means the Units of Interest designated as the Class F Convertible Units, with the designations, preferences and other rights set forth in Attachment A hereto.

     “Class SV Units” means the Units of Interest designated as the Class SV Units, with the designations, preferences and other rights set forth in Attachment B hereto.

     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     “Common Unit” means a Unit of Interest without any preference with respect to the amount and timing of any distribution from the Company as set forth in this Agreement and attachments hereto, and generally designated or referred to as such by the Managing Member in this Agreement. The Company may have one or more classes of Common Units. All Common Units issued directly to, or owned directly by, the Managing Member shall be designated as Class A Common Units. All Common Units issued directly to, or held directly by, Members other than the Managing Member shall be designated as Class B Common Units. Any Class B Common Units acquired by the Managing Member, pursuant to Section 8.6 of this Agreement or otherwise, shall be converted to Class A Common Units immediately upon such acquisition. As used in this Agreement, unless specifically mentioned otherwise, Common Units of the various classes then outstanding will be referred to as “Common Units” in the aggregate.

     “Company” means Trizec Holdings Operating LLC, the limited liability company formed under the Act upon the terms and conditions set forth in this Agreement.

     “Consent” means the consent or approval of a proposed action by a Member given in accordance with Article XIV.

     “Consent of the Non-Managing Members” means the Consent of Members (excluding for this purpose (i) any Interests held by the Managing Member or the Managing Member Entity, (ii) any Person of which the Managing Member or the Managing Member Entity directly or indirectly owns or controls more than fifty percent (50%) of the voting interests and (iii) any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the Managing Member or the Managing Member Entity) holding Interests representing more than fifty percent (50%) of the Percentage Interest of the Common Units of all Non-Managing Members who are not excluded for the purposes hereof.

     “Contributed Property” means each property or other asset contributed to the Company, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

     “Conversion Factor” means 1.0; provided that, if the Managing Member Entity (i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the Managing Member Entity (the “Predecessor Entity”) and another entity shall become the Managing Member Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the Managing Member Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, if any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the Managing Member Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the Managing Member) of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).) Notwithstanding the foregoing, the Conversion Ratio shall not be adjusted for the Shares of the common stock of Managing Member Entity issued upon the conversion of one or more shares of the Class F stock of the Managing Member. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Shares and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

     “Convertible Funding Debt” has the meaning set forth in Section 7.5.F.

     “Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

     “Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning

Carrying Value using any reasonable method selected by the Managing Member.

     “Distribution Period” has the meaning set forth in Section 5.1.C.

     “DRO Amount” means the amount specified in the DRO Registry with respect to any DRO Member, as such DRO Registry may be amended from time to time.

     “DRO Member” means a Member who has agreed in writing to be a DRO Member and has agreed and is obligated to make certain contributions, not in excess of such DRO Member’s DRO Amount, to the Company with respect to any deficit balance in such Member’s Capital Account upon the occurrence of certain events. A DRO Member who is obligated to make any such contribution only upon liquidation of the Company shall be designated in the DRO Registry as a Part I DRO Member and a DRO Member who is obligated to make any such contribution to the Company either upon liquidation of the Company or upon liquidation of such DRO Member’s Interest shall be designated in the DRO Registry as a Part II DRO Member.

     “DRO Registry” means the DRO Registry maintained by the Managing Member in the books and records of the Company containing substantially the same information as would be necessary to complete the Form of DRO Registry attached hereto as Exhibit G.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Fiscal Year” means the fiscal year of the Company, which shall be the calendar year as provided in Section 9.2. The Taxable Year of the Company shall be the Company’s Fiscal Year.

     “Funding Debt” means the incurrence of any Debt for the purpose of providing funds to the Company by or on behalf of the Managing Member Entity, the Manager Member, or any wholly owned subsidiary of either the Managing Member or the Managing Member Entity.

     “Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers, and sisters.

     “Incapacity” or “Incapacitated” means, (i) as to any individual who is a Member, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Member, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Member, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Member, the distribution by the fiduciary of the estate’s entire interest in the Company, (v) as to any trustee of a trust which is a Member, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (a) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (c) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (b) above, (e) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Member’s consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

     “Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (A) the Managing Member, (B) a Non-Managing Member, or (C) a trustee, director or officer of either the Company or the Managing Member and (ii) such other Persons (including Affiliates of either a Member or the Company) as the Managing

Member may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

     “Interest” means an interest in the Company representing a fractional part of the ownership interest in the Company and includes any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. An Interest shall be expressed as a number of Units.

     “IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

     “Liquidating Event” has the meaning set forth in Section 13.1.

     “Liquidator” has the meaning set forth in Section 13.2.A.

     “Managing Member” means Trizec Properties, Inc., a Delaware corporation, or its successor, as managing member of the Company.

     “Managing Member Entity” means the Managing Member; provided, however, that if both (i) the common stock (or other comparable equity interests) of the Managing Member are at any time not Publicly Traded and (ii) the common stock (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common stock (or other comparable equity interests) of the Managing Member are Publicly Traded, the term “Managing Member Entity” shall refer to such entity whose common stock (or other comparable equity securities) are Publicly Traded.

     “Managing Member Payment” has the meaning set forth in Section 15.14 hereof.

     “Member” means any Person named as a Member, including the Managing Member or a Non-Managing Member, in the Member Registry or any Substituted Member or Additional Member, in such Person’s capacity as a Member of the Company.

     “Member Registry” means the Member Registry maintained by the Managing Member in the books and records of the Company containing substantially the same information as would be necessary to complete the form of Member Registry attached hereto as Exhibit A.

     “Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C and the allocation provisions of the Attachments A and B, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C and the allocation provisions of the Attachments A and B, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

     “New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares, excluding grants under any Share Option Plan, or (ii) any Debt issued by the Managing Member Entity that provides any of the rights described in clause (i).

     “Non-Managing Member” means each Person named in the Member Registry other than the Managing Member.

     “Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

     “Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D.

     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

     “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

     “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

     “Percentage Interest” means as to a Member holding a class or series of Units, its interest in such class or series, as appropriate, determined by dividing the Units of such class or series owned by such Member by the total number of Units of such class or series then outstanding. For purposes of determining the Percentage Interest of the Common Units, all Classes of Common Units (including both Series I and Series II Units thereof) shall be treated as one class.

     “Person” means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.

     “Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

     “Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

     “Qualified Assets” means any of the following assets: (i) Interests, rights, options, warrants or convertible or exchangeable securities of the Company; (ii) Debt issued by the Company or any Subsidiary thereof in connection with the incurrence of Funding Debt; (iii) equity interests in Qualified REIT Subsidiaries and limited liability companies whose assets consist solely of Qualified Assets; (iv) up to a one percent (1%) equity interest in any partnership or limited liability company the remainder of the equity of which is owned, directly or indirectly, by the Company, provided that, where the Managing Member’s equity interest is in a partnership, and the Managing Member is not a general partner, such minority equity interest owned by the Managing Member shall represent at least one percent (1%) of the total fair market value of all equity interests in such partnership ; (v) cash held for payment of administrative expenses or pending distribution to security holders of the Managing Member Entity or any wholly owned Subsidiary thereof or pending contribution to the Company; (vi) the assets set forth in Attachment C hereto and (vii) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Company and its Subsidiaries. The Managing Member is authorized to add to, or remove from, the definition of Qualified Assets any asset the addition or removal of which shall further the purpose of this Agreement.

     “Qualified REIT Subsidiary” means any Subsidiary of the Managing Member that is a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code.

     “Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized either as ordinary income or as “unrecaptured Section 1250 gain” (as defined in Section 1(h)(6) of the Code) because it represents the recapture of depreciation deductions previously taken with respect to such property or asset.

     “Record Date” means the record date established by the Managing Member either (i) for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be any of the following: (1) the record date established by the Managing Member for a distribution to its shareholders of some or all of its portion of such distribution, (2) each date when a Capital Contribution is made, (3) each date an Additional Member or Substitute Member is admitted to the Company, (4) each date a Member is redeemed , (5) each date a Unit is converted into a Share, (6) each date there is a change in the Percentage Interests of the Members of any class of Units, and (7) there is a new Assignee, or (ii) if applicable, for determining the Members entitled to vote on, or consent to, any proposed action for which the consent or approval of the Members is sought pursuant to Section 14.2 hereof.

     “Recourse Liabilities” means the amount of liabilities owed by the Company (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

     “Redeeming Member” has the meaning set forth in Section 8.6.A.

     “Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the Managing Member, in its sole and absolute discretion; provided that if the Shares are not Publicly Traded at the time a Redeeming Member exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Member, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Member shall have no right, without the Managing Member’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

     “Redemption Right” has the meaning set forth in Section 8.6.A.

     “Regulations” means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     “REIT” means an entity that qualifies as a real estate investment trust under the Code.

     “REIT Requirements” has the meaning set forth in Section 5.1.A.

     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

     “Safe Harbor” has the meaning set forth in Section 11.6.F.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Section 704(c) Value” of any Contributed Property means the fair market value of such property at the time of contribution as determined by the Managing Member using such reasonable method of valuation as they may adopt; provided, however, subject to Exhibit B, the Managing Member shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the Section 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its fair market values.

     “Series I Percentage” has the meaning set forth in Section 5.1.C.

     “Series I Units” has the meaning set forth in Section 5.1.C.

     “Series II Percentage” has the meaning set forth in Section 5.1.C.

     “Share” means a share of stock (or other comparable equity interest) of the Managing Member Entity. Shares may be issued in one or more classes or series in accordance with the terms of the Certificate of Incorporation (or, if the Managing Member Entity is not the Managing Member, the organizational documents of the Managing Member Entity). If there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that corresponds to the class, series or sub-series of Interests for which the reference to Shares is made.

     “Shares Amount” means a number of Shares equal to the product of the number of Units offered for redemption by a Redeeming Member times the Conversion Factor; provided that, if the Managing Member Entity issues to all holders of Shares securities, rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive unless the Company issues corresponding rights to holders of Units.

     “Share Option Plan” means any equity incentive plan of the Managing Member, the Managing Member Entity, the Company and/or any Affiliate of the Company.

     “Specified Redemption Date” means the tenth Business Day after receipt by the Managing Member of a Notice of Redemption or such shorter period as the Managing Member, in its sole and absolute discretion, may determine; provided that, if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the Managing Member of a Notice of Redemption.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

     “Substituted Member” means a Person who is admitted as a Member of the Company pursuant to Section 11.4 and who is shown as a Member in the Member Registry.

     “Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

     “Termination Transaction” has the meaning set forth in Section 11.2.B.

     “Unit” means a fractional, undivided share of the Interests of all Members issued pursuant to Sections 4.1 and 4.2, and includes Common Units, Class F Convertible Units, Class SV Units, and any other classes of Units established after the date hereof. The number of Units outstanding and the Percentage Interests of the class of the Interests represented by such Units as set forth in the Member Registry. Fractional Units may be issued by the Company.

     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

     “Valuation Date” means the date of receipt by the Managing Member of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

     “Value” means, with respect to one Share of a class of outstanding Shares that are Publicly Traded the average of the daily market price for the ten consecutive trading days immediately preceding the date with respect to which value must be determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. If the outstanding Shares of the Managing Member Entity are Publicly Traded and the Shares Amount includes, in addition to the Shares, rights or interests that a holder of Shares has received or would be entitled to receive, then the Value of such rights shall be determined by the Managing Member acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If the Shares of the Managing Member Entity are not Publicly Traded, the Value of the Shares Amount per Unit offered for redemption (which will be the Cash Amount per Unit offered for redemption payable pursuant to Section 8.6.A) means the amount that a holder of one Unit would receive if each of the assets of the Company were to be sold for its fair market value on the Specified Redemption Date, the Company were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Members in accordance with the terms of this Agreement. Such Value shall be determined by the Managing Member, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Company if each asset of the Company (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Company owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Company’s minority interest in any property or any illiquidity of the Company’s interest in any property).

ARTICLE II
ORGANIZATIONAL MATTERS

SECTION 2.1 ORGANIZATION

     A. Organization, Status and Rights. The Company is a limited liability company organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The Members hereby confirm and agree to their status as Members of the Company and to continue the business of the Company on the terms set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Interest of each Member shall be personal property for all purposes.

     B. Qualification of Company. The Members (i) agree that if the laws of any jurisdiction in which the Company transacts business so require, Managing Member, the appropriate officers or other authorized representatives of the Company shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents necessary for the Company to qualify to transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the Act, by the laws of any jurisdiction in which the Company transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the Company as a limited liability company under the Act.

     C. Representations. Each Member represents and warrants that such Member is duly authorized to execute, deliver, and perform its obligations under this Agreement and that the Person, if any, executing this Agreement on behalf of such Member is duly authorized to do so and that this Agreement is binding on and enforceable against such Member in accordance with its terms.

SECTION 2.2 NAME

     The name of the Company is Trizec Holdings Operating LLC. The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member permitted under law, including the name of any of the Managing Member or any Affiliate thereof. The words “Limited Liability Company,” “L.L.C.,” “LLC”

and any other words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing Member in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Non-Managing Members of such change in the next regular communication to the Non-Managing Members.

SECTION 2.3 REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE

     The address of the registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Prentice-Hall Corporation System, Inc. The principal office of the Company shall be 10 S. Riverside Plaza, Suite 1100, Chicago, Illinois 60606, or such other place as the Managing Member may from time to time designate by notice to the Non-Managing Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

SECTION 2.4 TERM

     The term of the Company commenced on December 22, 2004, and shall continue until dissolved pursuant to the provisions of Article XIII or as otherwise provided by law.

ARTICLE III
PURPOSE

SECTION 3.1 PURPOSE AND BUSINESS

     The purpose and nature of the business to be conducted by the Company is (i) to conduct any business that may be lawfully conducted by a limited liability company organized pursuant to the Act, (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing; provided, however, that any business shall be limited to and conducted in such a manner as to permit the Managing Member and, if different, the Managing Member Entity at all times to be classified as a REIT, unless the Managing Member or Managing Member Entity, as applicable, in its sole and absolute discretion has chosen to cease to qualify as a REIT or has chosen not to attempt to qualify as a REIT for any reason or reasons whether or not related to the business conducted by the Company. In connection with the foregoing, and without limiting the Managing Member or the Managing Member Entity’s right in its sole and absolute self discretion, to cease qualifying as a REIT, the Members acknowledge that the status of the Managing Member and the Managing Member Entity as a REIT inures to the benefit of all the Members and not solely to the Managing Member, the Managing Member Entity or their Affiliates.

SECTION 3.2 POWERS

     The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Company shall not take, or shall refrain from taking, any action which, in the judgment of the Managing Member, in its sole and absolute discretion, (i) could adversely affect the ability of the Managing Member, and if different, the Managing Member Entity to continue to qualify as a REIT, (ii) could subject the Managing Member Entity to any taxes under Section 857 or Section 4981 of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over either the Managing Member or the Managing Member Entity or their securities, unless such action (or inaction) shall have been specifically consented to by the Managing Member in writing.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES OF INTERESTS

SECTION 4.1 CAPITAL CONTRIBUTIONS OF THE MEMBERS

     Concurrent with the execution of this Agreement, the Members have made the Capital Contributions as set forth in the Member Registry. On the date hereof, the Members own Units in the amounts set forth in the Member Registry and have Percentage Interests in the Company as set forth in the Member Registry. The number of Units and Percentage Interest shall be adjusted in the Member Registry from time to time by the Managing Member to the extent necessary to reflect accurately exchanges, redemptions, Capital Contributions, the issuance of additional Units or other Interests, or similar events having an effect on a Member’s Percentage Interest occurring after the date hereof in accordance with the terms of this Agreement. To the extent the Company acquires any property by the merger of any other Person into the Company or any of its Subsidiaries, Persons who receive Units or other Interests in exchange for their interests in the Person merging into the Company or any Subsidiary shall become Members and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in the Member Registry. Except as provided in Sections 7.5, 10.5 and 13.3 hereof, the Members shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Company (whether in the form of loans, repayments of loans or otherwise). Except as otherwise set forth in Section 13.3 hereof, no Member shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Company or otherwise.

SECTION 4.2 ISSUANCES OF INTERESTS

     A. General. Subject to limitations imposed on the designations of Units as set forth in definition of the Units in Article I of this Agreement, the Managing Member is hereby authorized to cause the Company from time to time to issue to Members (including the Managing Member and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Company or any of its Subsidiaries) Units or other Interests in one or more classes with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of Units or other Interests, all as shall be determined, subject to applicable Delaware law, by the Managing Member in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Company income, gain, loss, deduction and credit to each such class of Interests, (ii) the right of each such class of Units or other Interests to share in Company distributions (iii) the rights of each such class of Units or other Interests upon dissolution and liquidation of the Company, (iv) the rights, if any, of each such class to vote on matters that require the vote or Consent of the Non-Managing Members, and (v) the consideration, if any, to be received by the Company; provided that no such Units or other Interests shall be issued to the Managing Member unless either (a) the Units or such other Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the Managing Member Entity (including a transaction described in Section 7.4.F) having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Units or other Interests issued to the Managing Member in accordance with this Section 4.2.A or (b) the additional Units or other Interests are issued to all Members holding Units or other Interests in the same class in proportion to their respective Percentage Interests in such class. If the Company issues Units or other Interests pursuant to this Section 4.2.A, the Managing Member shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Units or other Interests. The designation of any newly issued class of Units or other Interests may provide a formula for treating such Units or other Interests solely for purposes of voting on or consenting to any matter that requires the vote or Consent of the Non-Managing Members as set forth in one or more of Sections 7.5.A, 7.11.A, 7.11.B, 11.2.B, 13.1(i), 13.1(ii), 13.1(vi), 14.1.A, 14.1.C, 14.2.A, and 14.2.B of this Agreement as the equivalent of a specified number (including any fraction thereof) of Series I Units.

     B. Classes, Series and Sub-Series of Units. From and after the date of this Agreement, the Company shall have three classes of Units entitled “Class A Common Units,” “Class F Convertible Units” and “Class SV Units” and such additional classes of Units as may be created by the Managing Member pursuant to Section 4.2.A. Subject to limitations imposed on the designations of Units as set forth in definition of Units in Article I of this Agreement, the Common Units (of one or more classes), Class F Convertible Units, Class SV Units, or a class of Interests created pursuant to Section 4.2A, at the election of the Managing Member, in its sole and absolute discretion, may be issued to newly admitted Members in exchange for the contribution by such Members of cash, real estate partnership interests, stock, notes or other assets or consideration. Each Class B Series II Unit shall be converted automatically into a Class B Series I Unit on the day immediately following the payment date for the Distribution Period (as defined in Section 5.1.C) in which such Series II Unit was issued, without the requirement for any action by the Managing Member, the Company or the Member holding the Class B Series II Unit. In addition, any Class B Series II Units may be further classified into more than one sub-series as provided in Section 5.1.D below.

     C. Preferred Units Outstanding. Pursuant to Section 4.2.A., the Company has heretofore established and issued Class F Convertible Units and Class SV Units. The terms and conditions of the Class F Convertible Units and the Class SV Units are set forth in Attachment A and Attachment B, respectively, attached hereto and made part hereof.

SECTION 4.3 NO PREEMPTIVE RIGHTS

     Except to the extent expressly granted by the Company pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Company or (ii) issuance or sale of any Units or other Interests.

SECTION 4.4 OTHER CONTRIBUTION PROVISIONS

     A. General. If any Member is admitted to the Company and is given a Capital Account in exchange for services rendered to the Company, such transaction shall be treated by the Company and the affected Member as if the Company had compensated such Member in cash, and the Member had made as Capital Contribution of such cash to the capital of the Company.

     B. Mergers. To the extent the Company acquires any property (or an indirect interest therein) by the merger of any other Person into the Company or with or into a Subsidiary of the Company in a triangular merger, Persons who receive Units or other Interests in exchange for their interest in the Person merging into the Company or with or into a Subsidiary of the Company shall become Members and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or if not so provided, as determined by the Managing Member in its sole and absolute discretion) and as set forth in the Member Registry.

SECTION 4.5 NO INTEREST ON CAPITAL

     No Member shall be entitled to interest on its Capital Contributions or its Capital Account.

ARTICLE V
DISTRIBUTIONS

SECTION 5.1 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS

     A. General. The Managing Member shall distribute at least quarterly an amount equal to one hundred percent (100%) of the Available Cash of the Company with respect to such quarter or shorter period to the Members in accordance with the terms established for the class of Units held by such Members who are Members on the respective Record Date with respect to such quarter or shorter period as provided in Sections 5.1.B, 5.1.C and 5.1.D and in accordance with the respective terms established for each class of Units. Notwithstanding anything to the contrary contained herein, in no event may a Member receive a distribution of Available Cash with respect to a Unit with respect to periods after the redemption or exchange by the Member of the Unit. Unless otherwise expressly provided for herein, in Attachment A hereto with respect to Class F Convertible Units, in Attachment B hereto with respect to Class SV Units, or in the terms established for a new class of Units created in accordance with Article IV hereof, no Unit or other Interest shall be entitled to a distribution in preference to any other Unit or Interest. The Managing Member shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the Managing Member Entity as a REIT, to distribute Available Cash (a) to Members so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Company by a Member under Section 707 of the Code or the Regulations thereunder; provided that the Managing Member and the Company shall not have liability to a Member under any circumstances as a result of any distribution to a Member being so treated, and (b) to the Managing Member in an amount sufficient to enable the Managing Member Entity to make distributions to its shareholders that will enable the Managing Member Entity to (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”), and (2) avoid any federal income or excise tax liability.

     B. Method. (i) Each holder of Units of a class that is entitled to any preference in distribution (including, without limitation, the preferences in distribution set forth in Attachment A hereto with respect to Class F Convertible Units) shall be entitled to a distribution in accordance with the terms and conditions of any such class of Units; and

     (ii) To the extent there is Available Cash remaining after the payment of any preference in distribution in accordance with the foregoing clause (i), with respect to Units of classes that are not entitled to any preference in distribution, including the Common Units and the Class SV Units, to each such class and, if applicable, to each series within such class in accordance with the terms and conditions of such class and, if applicable, series (and, in the case of Common Units, all distributions, other than distributions pursuant to Section 5.1.C or 5.1.D, shall be made pro-rata among the Common Units on a per Unit basis).

     C. Distributions When Series II Units Are Outstanding. If for any quarter or shorter period with respect to which a distribution is to be made (a “Distribution Period”), Class B Series II Units are outstanding on a Record Date for such Distribution Period, the Managing Member shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to Common Units between the Members who are holders of Class A Units and Class B Series I Common Units on the one hand (together, the “Series I Units”) and the Members who are holders of Class B Series II Units on the other hand, as follows:

     (1) the Series I Units shall receive that portion of the Available Cash (the “Series I Percentage”) determined by multiplying the amount of Available Cash distributable to Common Units by the following fraction:

A x Y

(A x Y)+(B x X)

     (2) the Class B Series II Units shall receive that portion of the Available Cash (the “Series II Percentage”) determined by multiplying the amount of Available Cash distributable to Common Units by the following fraction:

B x X

(A x Y)+(B x X)

     (3) For purposes of the foregoing formulas, (i) “A” equals the number of the Series I Units outstanding on the last Record Date immediately before the distribution for such Distribution Period; (ii) “B” equals the number of Class B Series II Units outstanding on the last Record Date for such Distribution Period; (iii) “Y” equals the number of days in the Distribution Period; and (iv) “X” equals the number of days in the Distribution Period for which the Class B Series II Units were issued and outstanding.

     The Series I Percentage shall be distributed pro rata among Members holding the Series I Units on the last Record Date immediately before the distribution for the Distribution Period in accordance with the number of Series I Units held by each Member on such Record Date; provided that in no event may a Member receive a distribution of Available Cash with respect to a Series I Unit if a Member is entitled to receive a distribution with respect to a Unit for which such Series I Unit has been redeemed or exchanged. If Class B Series II Units were issued on the same date, the Series II Percentage shall be distributed pro rata among the Members holding Series II Units on the Record Date for the Distribution Period in accordance with the number of Series II Units held by each Member on such Record Date. In no event shall any Series II Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Series II Units are issued.

     D. Distributions When Series II Units Have Been Issued on Different Dates. If Class B Series II Units which have been issued on different Record Dates during the Distribution Period are outstanding on the last Record Date immediately before the distribution for any Distribution Period, then the Series II Units issued on each particular Record Date shall be treated as a separate sub-series of Class B Series II Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Class B Series II Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two sub-series of Class B Series II Units are outstanding on the last Record Date immediately before the distribution for any Distribution Period, the allocation formula for each sub-series, “Sub-Series IIA” and “Sub-Series IIB,” of Class B Series II Units would be as follows:

     (1) Sub-Series IIA of Class B Series II Units shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash distributable to Common Units by the following fraction:

B1 x X1

(A x Y)+(B1 x X1)+(B2 x X2)

     (2) Sub-Series IIB of Class B Series II Units shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash distributable to Common Units by the following fraction:

B2 x X2

(A x Y)+(B1 x X1)+(B2 x X2)

     (3) For purposes of the foregoing formulas the definitions set forth in Section 5.1.C.3 remain the same except that (i) “B1” equals the number of Class B Series II Units in Sub-Series IIA outstanding on the last Record Date immediately before the distribution for such Distribution Period; (ii) “B2” equals the number of Class B Series I Units in Sub-Series IIB outstanding on the last Record Date immediately before the distribution for such Distribution Period; (iii) “X1” equals the number of days in the Distribution Period for which the Class B Series II Units in Sub-Series IIA were issued and outstanding; and (iv) “X2” equals the number of days in the Distribution Period for which the Class B Series II Units in Sub-Series IIB were issued and outstanding.

SECTION 5.2 AMOUNTS WITHHELD

     All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to a Member or Assignee shall be treated as amounts distributed to the Member or Assignee, as the case may be, pursuant to Section 5.1 for all purposes under this Agreement.

SECTION 5.3 DISTRIBUTIONS UPON LIQUIDATION

     Proceeds from a Liquidating Event shall be distributed to the Members in accordance with Section 13.2.

SECTION 5.4 REVISIONS TO REFLECT ISSUANCE OF UNITS OR OTHER INTERESTS

     If the Company issues Units or other Interests to any Member or any Additional Member pursuant to Article IV hereof, or if there is any change in the ownership of the Units (for example, as a result of a conversion, redemption or splitting of Units), the Managing Member shall make such revisions to this Article V and the Member Registry in the books and records of the Company as it deems necessary to reflect the change without the consent or approval of any other Member.

SECTION 5.5 ADVANCES

     Before a regularly scheduled distribution, the Managing Member may, at its sole discretion, make a distribution to a Member upon the receipt of a written request from the Member before as an advance against the amount distributable to the Member for the same quarter. Any one or more such advances to a Member, in aggregate, shall not exceed the amount distributable to such Member. Notwithstanding the foregoing, the Managing Member shall make a distribution to a Member with respect to the Member’s Class SV Units as an advance against the amount distributable to the Member for the same quarter, so long as such Member shall properly identify in such request such distribution as a Prepaid Dividend as defined in Attachment B hereto, and such request is timely received by the Managing Member, at the sole discretion of the Managing Member.

SECTION 5.6 DESIGNATION OF DISTRIBUTIONS

     At the time of each distribution in accordance with Section 5.1 the Managing Member shall designate the Available Cash distributed in accordance with Section 5.1 as either “dividend” or “return of capital,” as appropriate, with respect to the applicable class or classes of Units and, if applicable, with respect to each series or sub-series of a class of Units, generally taking into account whether such distribution represents a return on the capital or return of capital as required by this Agreement, but excluding the effects of provisions under Article VI.

ARTICLE VI
ALLOCATIONS

SECTION 6.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES

     For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Members in each Fiscal Year (or portion thereof) as provided herein below.

     A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C of this Agreement and allocation provisions of the Attachments A and B, Net Income shall be allocated:

(1) first, to the Managing Member to the extent that Net Losses previously allocated the Managing Member pursuant to Section 6.1.B(6) exceed Net Income previously allocated to the Managing Member pursuant to this clause (1);

(2) second, to each DRO Member until the cumulative Net Income allocated such DRO Member under this clause (2) equals the cumulative Net Losses allocated such DRO Member under Section 6.1.B(5) (and, among the DRO Members, pro rata in proportion to their respective percentages of the cumulative Net Losses allocated to all DRO Members pursuant to Section 6.1.B(5) hereof);

(3) third, to the Managing Member until the cumulative Net Income allocated under this clause (3) equals the cumulative Net Losses allocated the Managing Member under Section 6.1.B(4); and

(4) finally, with respect to Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, to each such class, series or sub-series of Units in the order of the priorities, pari passu, of such classes, series or sub-series of Units (and, within such class, series or sub-series or if no such priorities exist, pro-rata and in the same manner, as nearly as possible, as the corresponding distributions are made).

     B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit C and allocation provisions of the Attachments A and B, Net Losses shall be allocated:

(1) first, to the holders of Units, in proportion to, and to the extent that, their share of the Net Income previously allocated pursuant to Section 6.1.A(4) exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Units pursuant to clause (ii) of Section 5.1.B and (b) Net Losses allocated under this clause (1);

(2) second, with respect to classes, series and sub-series of Units that are not entitled to any preference in distribution upon liquidation, to each such class, series and sub-series in with the order of the priorities of such class, series and sub-series (and, within each such class, series and sub-series, in the same manner, as nearly as possible, as corresponding distributions are made); provided that Net Losses shall not be allocated to any Member pursuant to this Section 6.1.B(2) to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (i) by not including in the Members’ Adjusted Capital Accounts any amount that a Member is obligated to contribute to the Company with respect to any deficit in its Capital Account pursuant to Section 13.3 and (ii) in the case of a Member who also holds classes of Units that are entitled to any preferences in distribution upon liquidation, by subtracting from such Members’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such Fiscal Year (or portion thereof);

(3) third, to the Managing Member in an amount equal to the excess of (a) the amount of the Recourse Liabilities over (b) the Aggregate DRO Amount;

(4) fourth, to and among the DRO Members, in proportion to their respective DRO Amounts, until such time as the DRO Members as a group have been allocated cumulative Net Losses pursuant to this clause (5) equal to the Aggregate DRO Amount; and

(5) thereafter, to the Managing Member.

     C. Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the Managing Member by taking into account facts and circumstances relating to each Member’s respective interest in the profits of the Company. For this purpose, the Managing Member shall have the sole and absolute discretion in any fiscal year to allocate such excess Nonrecourse Liabilities among the Members in any manner permitted under Code Section 752 and the Regulations thereunder. Unless and until the Managing Member determines otherwise, however, the Members intend that the excess Nonrecourse Liabilities of the Company shall be allocated to the Members holding Common Units only, unless otherwise provided by the terms and conditions of a class or series of Units other than Common Units.

     D. Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Members have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

SECTION 6.2 REVISIONS TO ALLOCATIONS TO REFLECT ISSUANCE OF UNITS OR OTHER INTERESTS

     If the Company issues Units or other Interests to any Member or any Additional Member pursuant to Article IV hereof, the Managing Member shall make such revisions to this Article VI and the Member Registry in the books and records of the Company as it deems necessary to reflect the terms of the issuance of such Units or Interests, including making preferential allocations to classes of Units or other Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Member.

ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS

SECTION 7.1 MANAGEMENT

     A. Powers of the Managing Member. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company are and shall be exclusively vested in the Managing Member, and no Non-Managing Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company. The Managing Member may not be removed by the Non-Managing Members with or without cause (unless the Shares of the Managing Member Entity corresponding to Units are not Publicly Traded, in which case the Managing Member may be removed with or without cause by the Consent of the Non-Managing Members holding Interests representing more than fifty percent (50%) of the Percentage Interest of the Common Units other than Class B Series II Units). In addition to the powers now or hereafter granted a managing member of a limited liability company under applicable law or which are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

(1)	the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Company to make distributions to its Members in such amounts as are required under Section 5.1.A or will permit the Managing Member and the Managing Member Entity (so long as the such entity qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the Managing Member Entity to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities including, without limitation, the assumption or guarantee of the debt of the Managing Member, its Subsidiaries or the Company’s Subsidiaries, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Company’s assets) and the incurring of any obligations the Managing Member deems necessary for the conduct of the activities of the Company;

(2)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(3)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company (including acquisition of any new assets, the exercise or grant of any conversion, option, privilege or subscription right, or other right available in connection with any assets at any time held by the Company) or the merger or other combination of the Company or any Subsidiary with or into another entity on such terms as the Managing Member deems proper;

(4)	the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Managing Member, the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Managing Member, its Subsidiaries and the Company’s Subsidiaries) and the repayment of obligations of the Company and its Subsidiaries and any other Person in which the Company has an equity investment and the making of capital contributions to its Subsidiaries;

(5)	the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Company or any Subsidiary of the Company or any Person in which the Company has made a direct or indirect equity investment;

(6)	the negotiation, execution, and performance of any contracts, conveyances or other instruments that the Managing Member considers useful or necessary to the conduct of the Company’s operations or the implementation of the Managing Member’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Company’s assets;

(7)	the mortgage, pledge, encumbrance or hypothecation of any assets of the Company;

(8)	the distribution of Company cash or other Company assets in accordance with this Agreement;

(9)	the holding, managing, investing and reinvesting of cash and other assets of the Company;

(10)	the collection and receipt of revenues and income of the Company;

(11)	the selection, designation of powers, authority and duties and the dismissal of employees of the Company (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the Company and the determination of their compensation and other terms of employment or hiring;

(12)	the maintenance of such insurance for the benefit of the Company and the Members as it deems necessary or appropriate;

(13)	the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Company or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided that, as long as the Managing Member has determined to continue to qualify as a REIT, the Company may not engage in any such formation, acquisition or contribution that would cause the Managing Member to fail to qualify as a REIT;

(14)	the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(15)	the determination of the fair market value of any Company property distributed in kind, using such reasonable method of valuation as the Managing Member may adopt;

(16)	the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Company;

(17)	the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

(18)	the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of any Person in which the Company does not have any interest pursuant to contractual or other arrangements with such Person;

(19)	the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the Managing Member for the accomplishment of any of the powers of the Managing Member enumerated in this Agreement;

(20)	the distribution of cash to acquire Units held by a Member in connection with a Member’s exercise of its Redemption Right under Section 8.6;

(21)	the determination regarding whether a payment to a Member who exercises its Redemption Right under Section 8.6 that is assumed by the Managing Member will be paid in the form of the Cash Amount or the Shares Amount, except as such determination may be limited by Section 8.6.

(22)	the acquisition of Interests in exchange for cash, debt instruments and other property;

(23)	the maintenance of the Member Registry in the books and records of the Company to reflect the Capital Contributions and Percentage Interests of the Members as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Units, the admission of any Additional Member or any Substituted Member or otherwise; and

(24)	the registration of any class of securities of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the listing of any debt securities of the Company on any exchange.

     B. No Approval by Non-Managing Members. Except as provided in Section 7.11, each of the Non-Managing Members agrees that the Managing Member is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Company without any further act, approval or vote of the Members, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law. The execution, delivery or performance by the Managing Member or the Company of any agreement authorized or permitted under this Agreement shall be in the sole and absolute discretion of the Managing Member without consideration of any other obligation or duty, fiduciary or otherwise, of the Company or the Members and shall not constitute a breach by the Managing Member of any duty that the Managing Member may owe the Company or the Non-Managing Member or any other Persons under this Agreement or of any duty stated or implied by law or equity.

     C. Insurance. At all times from and after the date hereof, the Managing Member may cause the Company to obtain and maintain (i) casualty, liability and other insurance on the properties of the Company and (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the Managing Member, in its sole and absolute discretion, determines to be necessary.

     D. Working Capital and Other Reserves. At all times from and after the date hereof, the Managing Member may cause the Company to establish and maintain working capital reserves in such amounts as the Managing Member, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Company under Section 13.

     E. No Obligations to Consider Tax Consequences of Members. In exercising their authority under this Agreement, the Managing Member (which for the purposes of this Section 7.1.E shall include, the board of directors of the Managing Member) may, but shall be under no obligation to, take into account the tax consequences to any Member (including the Managing Member) of any action taken (or not taken) by the Managing Member. The Managing Member and the Company shall not have liability to a Non-Managing Member for monetary or other damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Non-Managing Member in connection with any decisions, provided that the Managing Member has acted in good faith and pursuant to its authority under this Agreement and any decisions or actions taken or not taken in accordance with the terms of this Agreement shall not constitute a breach of any duty owed to the Company or the Members by law or equity, fiduciary or otherwise.

SECTION 7.2 CERTIFICATE OF FORMATION

     The Managing Member has previously filed the Certificate of Formation with the office of the Secretary of State of the State of Delaware. To the extent that such action is determined by the Managing Member to be reasonable and necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate of

Formation and do all the things to maintain the Company as a limited liability company under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Company may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation or any amendment thereto to any Member. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Company may elect to do business or own property.

SECTION 7.3 TITLE TO COMPANY ASSETS

     Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Members, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the Managing Member or one or more nominees, as the Managing Member may determine, including Affiliates of the Managing Member. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in the name of the Managing Member or any nominee or Affiliate of the Managing Member shall be held by that entity for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

SECTION 7.4 REIMBURSEMENT OF THE MANAGING MEMBER

     A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the Managing Member shall not receive payment from the Company or otherwise be compensated for its services as the managing member of the Company.

     B. Responsibility for Company and Managing Member and Managing Member Entity Expenses. The Company shall be responsible for and shall pay all expenses relating to the Company’s organization, the ownership of its assets and its operations. The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine in its sole and absolute discretion, for all expenses it incurs relating to or resulting from the ownership and operation of, or for the benefit of, the Company (including, without limitation, expenses related to the operations of the Managing Member and the Managing Member Entity and to the management and administration of any Subsidiaries of the Managing Member, the Managing Member Entity or the Company or Affiliates of the Company, such as auditing expenses and filing fees); provided that (i) the amount of any such reimbursement shall be reduced by (x) any interest earned by the Managing Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted in Section 7.5.A (which interest is considered to belong to the Company and shall be paid over to the Company to the extent not applied to reimburse the Managing Member for expenses hereunder); and (y) any amount derived by the Managing Member from any investments permitted in Section 7.5.A(i), (ii) and (iii); (ii) the Company shall not be responsible for any taxes that the Managing Member or the Managing Member Entity would not have been required to pay if that entity qualified as a REIT for federal income tax purposes or any taxes imposed on the Managing Member or the Managing Member Entity by reason of that entity’s failure to distribute to its shareholders an amount equal to its taxable income; (iii) the Company shall not be responsible for expenses or liabilities incurred by the Managing Member in connection with any business or assets of the Managing Member other than its ownership of Units or other Interests, or operation of the business of the Company or ownership of interests in Qualified Assets and such other assets permitted in Section 7.5.A(i), (ii) and (iii); and (iv) the Company shall not be responsible for any expenses or liabilities of the Managing Member that are excluded from the scope of the indemnification provisions of Section 7.7.A by reason of the provisions of clause (i), (ii) or (iii) thereof. The Managing Member shall determine in good faith the amount of expenses incurred by it or the Managing Member Entity related to the ownership of Units or other Interests, or operation of, or for the benefit of, the Company. For purposes of the preceding sentence, notwithstanding any other provision hereof, any liability of the Managing Member arising under any agreement, contract or arrangement the Managing Member or the Managing Member Entity is a party to at the time this Agreement becomes effective for the first time shall be considered an expense incurred by it related to the ownership of Interests or operation of, or for the benefit of, the Company. If expenses are incurred that are related both to the ownership of Interests or operation of, or for the benefit of, the Company and to the ownership of other assets (other than Qualified Assets and such other assets permitted under Section 7.5.A(i), (ii) and (iii)) or the operation of other businesses, such expenses will be allocated to the Company and such other entities (including the Managing Member and Managing Member Entity) owning such other assets or businesses in such a manner as the Managing Member in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the Managing Member pursuant to Section 10.3.C and as a result of indemnification pursuant to Section 7.7. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of the Managing Member or Managing Member Entity.

     C. Interest Issuance Expenses. The Managing Member shall also be reimbursed for all expenses it incurs relating to any issuance of Interests, Shares, Debt of the Company, Funding Debt of the Managing Member or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Members to constitute expenses of, and for the benefit of, the Company.

     D. Purchases of Shares by the Managing Member. If the Managing Member Entity exercises its rights under the Certificate of Incorporation to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a Share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the Managing Member Entity, any employee equity purchase plan adopted by the Managing Member Entity or any similar obligation or arrangement undertaken by the Managing Member Entity in the future, the purchase price paid by the Managing Member Entity for those Shares and any other expenses incurred by the Managing Member Entity in connection with such purchase shall be considered expenses of the Company and shall be reimbursable to the Managing Member Entity, subject to the conditions that: (i) if those Shares subsequently are to be sold by the Managing Member Entity, the Managing Member Entity shall pay to the Company any proceeds received by the Managing Member Entity for those Shares (provided that a transfer of Shares for Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not retransferred by the Managing Member Entity within thirty (30) days after the purchase thereof, the Managing Member shall cause the Company to cancel a number of Units (rounded to the nearest whole Unit) held by the Managing Member equal to the product attained by multiplying the number of those Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

     E. Reimbursement not a Distribution. Except as set forth in the succeeding sentence, if and to the extent any reimbursement made pursuant to this Section 7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Company, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members and shall not be treated as a distribution for purposes of computing the Members’ Capital Accounts. Amounts deemed paid by the Company to the Managing Member in connection with the redemption of Units pursuant to clause (ii) of subparagraph (D) above shall be treated as a distribution for purposes of computing the Member’s Capital Accounts.

     F. Funding for Certain Capital Transactions. In the event that the Managing Member shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the Managing Member (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties), (i) the Company shall advance to the Managing Member the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the Managing Member through an issuance of Shares described in Section 4.2 or pursuant to a transaction described in Section 7.5.B, (ii) the Managing Member shall immediately, upon consummation of such acquisition, transfer to the Company (or cause to be transferred to the Company), in full and complete satisfaction of such advance and as required by Section 7.5, the assets or equity interests of such Person acquired by the Managing Member in such acquisition (or equity interests in Persons owning all of such assets or equity interests), and (iii) pursuant to and in accordance with Section 4.2 and Section 7.5.B, the Company shall issue to the Managing Member, Interests and/or rights, options, warrants or convertible or exchangeable securities of the Company having designations, preferences and other rights that are substantially the same as those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the Managing Member in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition). In addition to, and without limiting, the foregoing, in the event that the Managing Member engages in a transaction in which (x) the Managing Member (or a wholly owned direct or indirect Subsidiary of the Managing Member) merges with another entity (referred to as the “Parent Entity”) that is organized in the “UPREIT format” (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its operations through a partnership, limited liability company or other entity (referred to as an “Operating Entity”)) and the Managing Member survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Company in exchange in whole or in part for Interests, and (z) the Managing Member is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Company shall distribute to the Managing Member with respect to its existing Interest an amount of cash sufficient to complete such transaction and the Managing Member shall cause the Company to cancel a number of Units (rounded to the nearest whole number) held by the Managing Member equal to the product attained by multiplying the number of additional Shares of the Managing Member that the Managing Member would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

SECTION 7.5	OUTSIDE ACTIVITIES OF THE MANAGING MEMBER; RELATIONSHIP OF SHARES TO UNITS; FUNDING DEBT

     A. General. Without the Consent of the Non-Managing Members (excluding any Managing Member Entity or other Non-Managing Member that is an Affiliate of the Managing Member), the Managing Member shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Units or other Interests as a Member and the management of the business of the Company and such activities as are incidental thereto. Without the Consent of the Non-Managing Member (excluding any Managing Member Entity or other Non-Managing Member that is an Affiliate of the Managing Member), the assets of the Managing Member shall be limited to Interests and permitted debt obligations of the Company (as contemplated by Section 7.5.F), so that Shares and Units are completely fungible except as otherwise specifically provided herein; provided that (i) the Managing Member shall be permitted to hold such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided that accounts held on behalf of the Company to permit the Managing Member to carry out its responsibilities under this Agreement shall be considered to belong to the Company and the interest earned thereon shall, subject to Section 7.4.B, be applied for the benefit of the Company); (ii) the Managing Member shall be permitted to acquire Qualified Assets; (iii) the Managing Member shall be permitted to acquire and/or own 100% of a captive insurance company; and provided further that (iv) the Managing Member shall be permitted to hold such assets as described on Attachment C attached hereto.

     B. Repurchase of Shares and Other Securities. If the Managing Member exercises its rights under the Certificate of Incorporation to purchase Shares or otherwise elects to purchase from the holders thereof Shares, other equity securities of the Managing Member, New Securities or Convertible Funding Debt, then the Managing Member shall cause the Company to purchase from the Managing Member (i) in the case of a purchase of Shares, that number of Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the Managing Member Entity times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, or (ii) in the case of the purchase of any other securities on the same terms and for the same aggregate price that the Managing Member Entity purchased such securities.

     C. Forfeiture of Shares. If the Company or the Managing Member Entity acquires Shares as a result of the forfeiture of such Shares under a restricted or similar Share, REIT stock bonus or similar Share Option Plan, then the Managing Member shall cause the Company to cancel, without payment of any consideration to the Managing Member, that number of Units of the appropriate class, series and sub-series equal to the product obtained by multiplying the number of Shares so acquired times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, and, if the Company acquired such Shares, it shall transfer such Shares to the Managing Member for cancellation.

     D. Issuances of Shares and Other Securities. The Managing Member shall not grant, award, or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof or pursuant to a dividend or distribution (including any Share split) of Shares to all of its shareholders that results in an adjustment to the Conversion Factor pursuant to clause (i), (ii) or (iii) of the definition thereof), other equity securities of the Managing Member, New Securities or Convertible Funding Debt unless (i) the Managing Member shall cause, pursuant to Section 4.2.A hereof, the Company to issue to the Managing Member, Interests or rights, options, warrants or convertible or exchangeable securities of the Company having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be in that number equal to the number of such Shares, New Securities or Convertible Funding Debt or other equity securities of the Managing Member so issued divided by the Conversion Factor, and (ii) the Managing Member transfers to the Company, as an additional Capital Contribution, the proceeds from the grant, award, or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be (or, in the case of an acquisition described in Section 7.4.F in which all or a portion of the cash required to consummate such acquisition is to be obtained by the Managing Member Entity through an issuance of Shares described in Section 4.2, the Managing Member complies with such Section 7.4.F). Without limiting the foregoing, the Managing Member is expressly authorized to issue additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the Managing Member is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Company to issue to the Managing Member corresponding Interests, (for example, and not by way of limitation, the issuance of Shares and corresponding Units pursuant to a Share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee Share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise) as long as (a) the Managing Member concludes in good faith that such issuance is in the interests of the Managing Member and the Company and (b) the Managing Member transfers all proceeds from any such issuance or exercise to the Company as an additional Capital Contribution.

     E. Share Option Plan. If at any time or from time to time, the Managing Member Entity sells or otherwise issues Shares pursuant to any Share Option Plan, the Managing Member shall transfer the net proceeds of the sale of such Shares, if any, to the Company as an additional Capital Contribution in exchange for an amount of additional Units equal to the number of Shares so sold divided by the Conversion Factor.

     F. Funding Debt. The Managing Member or the Managing Member Entity or any wholly owned Subsidiary of either of them may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the Managing Member, the Managing Member Entity or such Subsidiary, as the case may be, lend to the Company the net proceeds of such Funding Debt; provided that Convertible Funding Debt shall be issued in accordance with the provisions of Section 7.5.D above; and, provided further that the Managing Member, the Managing Member Entity or such Subsidiary shall not be obligated to lend the net proceeds of any Funding Debt to the Company in a manner that would be inconsistent with the Managing Member’s or Managing Member Entity’s ability to remain qualified as a REIT. If the Managing Member, Managing Member Entity or such Subsidiary enters into any Funding Debt, the loan to the Company shall be on comparable terms and conditions, including interest rate, repayment schedule, costs and expenses and other financial terms, as are applicable with respect to or incurred in connection with such Funding Debt.

     G. Capital Contributions of the Managing Member. The Capital Contributions by the Managing Member pursuant to Sections 7.5.D and 7.5.E will be deemed to equal the cash contributed by the Managing Member plus (a) in the case of cash contributions funded by an offering of any equity interests in or other securities of the Managing Member, the offering costs attributable to the cash contributed to the Company, and (b) in the case of Units issued pursuant to Section 7.5.E, an amount equal to the difference between the Value of the Shares sold pursuant to any Share Option Plan and the net proceeds of such sale.

     H. Tax Loans. The Managing Member or the Managing Member Entity may in its sole and absolute discretion, cause the Company to make an interest free loan to the Managing Member or the Managing Member Entity, as applicable, provided that the proceeds of such loans are used to satisfy any tax liabilities of the Managing Member or the Managing Member Entity, as applicable.

SECTION 7.6 TRANSACTIONS WITH AFFILIATES

     A. Transactions with Certain Affiliates. Except as expressly permitted by this Agreement with respect to any non-arms’ length transaction with an Affiliate, the Company shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Member or any Affiliate of the Company or the Managing Member that is not also a Subsidiary of the Company, except pursuant to transactions that are determined in good faith by the Managing Member to be on terms that are fair and reasonable and no less favorable to the Company than would be obtained from an unaffiliated third party.

     B. Conflict Avoidance. The Managing Member is expressly authorized to enter into, in the name and on behalf of the Company, a non-competition arrangement and other conflict avoidance agreements with various Affiliates of the Company and the Managing Member on such terms as the Managing Member, in its sole and absolute discretion, believes are advisable.

     C. Benefit Plans Sponsored by the Company. The Managing Member, in its sole and absolute discretion and without the approval of the Non-Managing Member, may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them.

SECTION 7.7 INDEMNIFICATION

     A. General. The Company shall indemnify each Indemnitee to the fullest extent provided by the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Company or the Managing Member or the Managing Member Entity or the operation of, or the ownership of property by, the Indemnitee, the Company or the Managing Member or the Managing Member Entity as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including, without limitation, any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Managing Member is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, and any insurance proceeds from the liability policy covering the Managing Member and any Indemnitee, and no Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.7.

     B. Reimbursement of Expenses. Reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Company in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

     C. No Limitation of Rights. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

     D. Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the Managing Member shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Indemnitee or Person against such liability under the provisions of this Agreement.

     E. No Personal Liability for Members. In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

     F. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     G. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Company’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     H. Indemnification Payments Not Distributions. If and to the extent any payments to the Managing Member pursuant to this Section 7.7 constitute gross income to the Managing Member (as opposed to the repayment of advances made on behalf of the Company), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

     I. Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the Managing Member is obligated to indemnify the Company under any other agreement between the Managing Member and the Company.

SECTION 7.8 LIABILITY OF THE MANAGING MEMBER

     A. General. Notwithstanding anything to the contrary set forth in this Agreement, the Managing Member (which, for the purposes of this Section 7.8 shall include the directors and officers of the Managing Member) shall not be liable for monetary or other damages to the Company, any Members or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the Managing Member acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

     B. Obligation to Consider Interests of Managing Member Entity. The Non-Managing Members expressly acknowledge that the Managing Member, in considering whether to dispose of any of the Company assets, shall take into account the tax consequences to the Managing Member Entity of any such disposition and shall have no liability whatsoever to the Company or any Non-Managing Member for decisions that are based upon or influenced by such tax consequences.

     C. No Obligation to Consider Separate Interests of Non-Managing Members and Their Owners. The Non-Managing Members expressly acknowledge that the Managing Member is acting on behalf of the Company and the

Members of the Company, that the Managing Member is under no obligation to consider the separate interests of the Non-Managing Members (including, without limitation, the tax consequences to Non-Managing Members or Assignees) or their owners in deciding whether to cause the Company to take (or decline to take) any actions, and that the Managing Member shall not be liable for monetary or other damages for losses sustained, liabilities incurred or benefits not derived by Non-Managing Members in connection with any decisions or actions made or taken or declined to made or taken, provided that the Managing Member has acted pursuant to its authority under this Agreement.

     D. Actions of Agents. Subject to its obligations and duties as Managing Member set forth in Section 7.1.A, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

     E. Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing Member’s liability to the Company and the Non-Managing Members under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     F. Limitations of Fiduciary Duty. Sections 7.1.B, 7.1.E and this Section 7.8 and any other Section of this Agreement limiting the liability of the Managing Member and/or its directors and officers shall constitute an express limitation of any duties, fiduciary or otherwise, that they would owe the Company or the Non-Managing Members if such duty would be imposed by any law, in equity or otherwise.

SECTION 7.9 OTHER MATTERS CONCERNING THE MANAGING MEMBER

     A. Reliance on Documents. The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

     B. Reliance on Advisors. The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     C. Action Through Agents. The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Managing Member hereunder.

     D. Actions to Maintain REIT Status or Avoid Taxation of the Managing Member Entity. Notwithstanding any other provisions of this Agreement or the Act, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Managing Member Entity to qualify as a REIT or (ii) to allow the Managing Member Entity to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Non-Managing Members.

SECTION 7.10 RELIANCE BY THIRD PARTIES

     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member has full power and authority, without consent or approval of any other Member or Person, to encumber, sell or otherwise use in any manner any and all assets of the Company, to enter into any contracts on behalf of the Company and to take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Managing Member as if the Managing Member were the Company’s sole party in interest, both legally and beneficially. Each Non-Managing Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member in connection with any such dealing, in each case except to the extent that such action imposes, or purports to impose, liability on the Non-Managing Member. In no event shall any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

SECTION 7.11 RESTRICTIONS ON MANAGING MEMBER’S AUTHORITY

     A. Consent Required. The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Members adversely affected or (ii) such lower percentage of the Interests held by Non-Managing Members as may be specifically provided for under a provision of this Agreement or the Act. The preceding sentence shall not apply to any limitation or prohibition in this Agreement that expressly authorizes the Managing Member to take action (either in its discretion or in specified circumstances) so long as the Managing Member acts within the scope of such authority.

     B. Sale of All Assets of the Company. Except as provided in Article XIII, the Managing Member may not, directly or indirectly, cause the Company to sell, exchange, transfer or otherwise dispose of all or substantially all of the Company’s assets in a single transaction or a series of related transactions (including by way of merger (including a triangular merger), consolidation or other combination with any other Persons) without the Consent of Members holding Interests representing more than fifty percent (50%) of the total number of outstanding Series I Units, provided, however, that the foregoing limitation shall not apply to any leases of all or substantially all of the Company’s assets entered into by the Company in order to satisfy any REIT Requirements.

SECTION 7.12 LOANS BY THIRD PARTIES

     The Company may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property and any borrowings from, or guarantees of Debt of the Managing Member or any of its Affiliates) with any Person upon such terms as the Managing Member determines appropriate.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF MEMBERS

SECTION 8.1 LIMITATION OF LIABILITY

     The Members shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5, or under the Act.

SECTION 8.2 MANAGEMENT OF BUSINESS

     No Members or Assignee (other than the Managing Member, any of its Affiliates, or any officer, director, employee, partner, agent or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Non-Managing Members or Assignees under this Agreement.

SECTION 8.3 OUTSIDE ACTIVITIES OF NON-MANAGING MEMBERS

     Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.B hereof and to any other agreements entered into by a Non-Managing Member or its Affiliates with the Company or a Subsidiary, any Non-Managing Member and any officer, director, employee, agent, trustee, Affiliate or owner of any Non-Managing Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct or indirect competition with the Company. Neither the Company nor any Members shall have any rights by virtue of this Agreement in any business ventures of any Non-Managing Member or Assignee. None of the Non-Managing Members or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person (other than the Managing Member to the extent expressly provided herein), and no Person (other than the Managing Member) shall have any obligation pursuant to this Agreement to offer any interest in any such business venture to the Company, any Non-Managing Member or any such other Person, even if such opportunity is of a character which, if presented to the Company, any Non-Managing Member or such other Person, could be taken by such Person.

SECTION 8.4 RETURN OF CAPITAL

     Except pursuant to the right of redemption set forth in Section 8.6, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Company as provided herein. No Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A and 6.1.B, or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

SECTION 8.5 RIGHTS OF NON-MANAGING MEMBERS RELATING TO THE COMPANY

     A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Non-Managing Members shall have the right, for a purpose reasonably related to such Non-Managing Member’s interest as a member in the Company, upon written demand with a statement of the purpose of such demand and at such Non-Managing Member’s own expense:

(1)	to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by either the Managing Member Entity or the Company, if any, pursuant to the Exchange Act;

(2)	to obtain a copy of the Company’s federal, state and local income tax returns for each Fiscal Year;

(3)	to obtain a current list of the name and last known business, residence or mailing address of each Member;

(4)	to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed; and

(5)	to obtain true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

(6)	other information regarding the affairs of the Company as is just and reasonable.

     B. Notice of Conversion Factor. The Company shall notify each Member upon request (i) of the then current Conversion Factor and (ii) of any changes to the Conversion Factor.

     C. Notice of Extraordinary Transaction of the Managing Member Entity. The Managing Member Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, a sale of all or substantially all of its assets or any other similar extraordinary transaction without providing written notice to the Non-Managing Members of its intention to make such distribution or effect such merger, consolidation, combination, sale or other extraordinary transaction at least twenty (20) Business Days prior to the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) Business Days before consummation of such merger, sale or other extraordinary transaction) which notice shall describe in reasonable detail the action to be taken; provided, however, that the Managing Member, in its sole and absolute discretion, may shorten the required notice period of not less than twenty (20) Business Days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other transactions covered by this Section 8.5.C.) to a period of not less than ten (10) calendar days (thereby continuing to afford the holders of Units the opportunity to redeem Units under Section 8.6 on or prior to the record date for the shareholder vote on the merger transaction) so long as (i) the Managing Member Entity will be the surviving entity in such merger transaction, (ii) immediately following the merger transaction, Persons who held voting securities of the Managing Member Entity immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of the Managing Member Entity immediately prior to the merger transaction, voting securities of the Managing Member Entity representing not less than fifty-one percent (51%) of the total combined voting power of all outstanding voting securities of the Managing Member Entity after such merger, and (iii) in the event that in connection with such merger transaction the Company will merge with another entity, the Company will be the surviving entity in such merger. This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Members or (ii) to require a Consent on the part of any one or more of the Non-Managing Members to a transaction that does not otherwise require Consent under this Agreement. Each Non-Managing Member agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the Managing Member Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Redemption Right; provided, however, that a Non-Managing Member may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

     D. Confidentiality. Notwithstanding any other provision of this Section 8.5, the Managing Member may keep confidential from the Non-Managing Members, for such period of time as the Managing Member determines in its sole and absolute discretion, any information that (i) the Managing Member reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or could damage the Company or its business or (ii) the Company is required by law or by agreements with unaffiliated third parties to keep confidential, provided that this Section 8.5.D shall not affect the notice requirements set forth in Section 8.5.C above.

SECTION 8.6 REDEMPTION RIGHT

     A. Common Units.

          (i) General. (1) Subject to Section 8.6.A(iii), at any time on or after one year following the date of the initial issuance thereof (which, in the event of the transfer, conversion or redesignation of a Common Unit, shall be deemed to be the date that the Common Unit (whether or not originally issued as a Class B Series II Unit), as the case may be, was issued to the original recipient thereof for purposes of this Section 8.6), the holder of a Common Unit (if other than the Managing Member or the Managing Member Entity or any Subsidiary of either the Managing

Member or the Managing Member Entity) shall have the right (the “Redemption Right”) to require the Company to redeem such Common Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Company per Unit. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Company (with a copy to the Managing Member) by the holder of the Units who is exercising the Redemption Right (the “Redeeming Member”). A Non-Managing Member may exercise the Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Units that it owns, as selected by the Non-Managing Member, provided that a Non-Managing Member may not exercise the Redemption Right for less than one thousand (1,000) Common Units of a class unless such Redeeming Member then holds less than one thousand (1,000) Common Units of that class, in which event the Redeeming Member must exercise the Redemption Right for all of the Units held by such Redeeming Member in that class, and provided further that, with respect to a Non-Managing Member which is an entity, such Non-Managing Member may exercise the Redemption Right for less than one thousand (1,000) Common Units of a class without regard to whether or not such Non-Managing Member is exercising the Redemption Right for all of the Common Units held by such Non-Managing Member as long as such Non-Managing Member is exercising the Redemption Right on behalf of one or more of its equity owners in respect of one hundred percent (100%) of such equity owners’ interests in such Non-Managing Member.

               (2) The Redeeming Member’s right with respect to any Common Units so redeemed to receive any distributions shall be subject to limitations set forth in Section 5.1.

               (3) The Assignee of any Non-Managing Member may exercise the rights of such Non-Managing Member pursuant to this Section 8.6, and such Non-Managing Member shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Non-Managing Member’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Non-Managing Member, the Cash Amount shall be paid by the Company directly to such Assignee and not to such Non-Managing Member.

               (4) If the Managing Member Entity provides notice to the Non-Managing Members, pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Units have been outstanding for any specified period, during the period commencing on the date on which the Managing Member Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) Business Days before the consummation of such merger, sale or other extraordinary transaction). If this subparagraph (4) applies, the Specified Redemption Date is the date on which the Company and the Managing Member Entity receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the notice of redemption.

          (ii) Managing Member Assumption of Right With Respect to Common Units. (1) If a Non-Managing Member has delivered a Notice of Redemption, the Managing Member may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the Certificate of Incorporation), elect to assume directly and satisfy a Redemption Right. If such election is made by the Managing Member, the Company shall determine whether the Managing Member shall pay the Redemption Amount in the form of the Cash Amount or the Shares Amount. The Company’s decision regarding whether such payment shall be made in the form of the Cash Amount or the Shares Amount shall be made by the Managing Member, in its capacity as the managing member of the Company and in its sole and absolute discretion. Payment of the Redemption Amount in the form of Shares shall be in Shares registered for resale under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Shares are Publicly Traded and the issuance of Shares upon redemption shall be registered under the Securities Act or, at the election of the Managing Member Entity resale of the Shares issued upon redemption shall be registered (so long as the Redeeming Member provides all information required for such registration), and, provided further that, if the Shares are not Publicly Traded at the time a Redeeming Member exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Member, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount), on the Specified Redemption Date, upon such payment the Managing Member Entity shall acquire the Common Units offered for redemption by the Redeeming Member and shall be treated for all purposes of this Agreement as the owner of such Common Units. Unless the Managing Member, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the Managing

Member shall not have any obligation to the Redeeming Member or to the Company with respect to the Redeeming Member’s exercise of the Redemption Right. If the Managing Member shall exercise its right to assume directly and satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Company shall have no right or obligation to pay any amount to the Redeeming Member with respect to such Redeeming Member’s exercise of the Redemption Right, and each of the Redeeming Member, the Company and the Managing Member shall, for federal income tax purposes, treat the transaction between the Managing Member and the Redeeming Member as a sale of the Redeeming Member’s Common Units to the Managing Member. Nothing contained in this Section 8.6.B shall imply any right of the Managing Member to require any Non-Managing Member to exercise the Redemption Right afforded to such Non-Managing Member pursuant to Section 8.6.A.

               (2) If the Managing Member determines to pay the Redeeming Member the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Member in exchange for the Redeeming Member’s Common Units shall be the applicable Shares Amount. If this amount is not a whole number of Shares, the Redeeming Member shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the Managing Member determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Member.

               (3) Each Redeeming Member agrees to execute such documents as the Managing Member may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

          (iii) Exceptions to Exercise of Common Unit Redemption Right. Notwithstanding the provisions of Sections 8.6.A(i) and A(ii), and 8.6.B, a Member shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A(i) if (but only as long as) the delivery of Shares to such Member on the Specified Redemption Date would be (i) prohibited under the restrictions on the ownership or transfer of Shares in the Certificate of Incorporation (or, if the Managing Member is not the Managing Member Entity, the organizational documents of the Managing Member Entity) or (ii) prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the Managing Member would in fact assume and satisfy the Redemption Right).

          (iv) No Liens on Common Units Delivered for Redemption. Each Non-Managing Member covenants and agrees with the Managing Member that all Units delivered for redemption shall be delivered to the Company or the Managing Member Entity, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the Managing Member nor the Company shall be under any obligation to acquire Common Units which are or may be subject to any liens. Each Non-Managing Member further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Common Units to the Company or the Managing Member Entity, such Non-Managing Member shall assume and pay such transfer tax.

          (v) Additional Interests; Modification of Holding Period. If the Company issues Interests to any Additional Member pursuant to Article IV, the Managing Member shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Interests) which differ from those set forth in this Agreement), provided that no such revisions shall materially adversely affect the rights of any other Non-Managing Member to exercise its Redemption Right without that Non-Managing Member’s prior written consent. In addition, the Managing Member may, with respect to any holder or holders of Units, at any time and from time to time, as it shall determine in its sole and absolute discretion, (i) reduce or waive the length of the period prior to which such holder or holders may not exercise the Redemption Right or (ii) reduce or waive the length of the period between the exercise of the Redemption Right and the Specified Redemption Date.

     B. Preferred Units. Preferred Units issued by the Company shall be convertible into other Units or redeemable in accordance with the terms applicable to them as specified in this Agreement and attachments thereto, including, in the case of the Class F Convertible Units and the Class SV Units, the terms set forth in the Attachment A and the Attachment B, respectively, hereto.

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 9.1 RECORDS AND ACCOUNTING

     The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Non-Managing Member any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

SECTION 9.2 FISCAL YEAR

     The fiscal year of the Company shall be the calendar year.

SECTION 9.3 REPORTS

     A. Annual Reports. As soon as practicable, but in no event later than the date on which the Managing Member Entity mails its annual report to its shareholders, the Managing Member Entity shall cause to be mailed to each Non-Managing Member an annual report, as of the close of the most recently ended Fiscal Year, containing financial statements of the Company, or of the Managing Member Entity if such statements are prepared solely on a consolidated basis with the Company, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the Managing Member Entity.

     B. Quarterly Reports. If and to the extent that the Managing Member Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the Managing Member Entity shall cause to be mailed to each Non-Managing Member a report containing unaudited financial statements, as of the last day of such fiscal quarter, of the Company, or of the Managing Member Entity if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the Managing Member determines to be appropriate.

ARTICLE X
TAX MATTERS

SECTION 10.1 PREPARATION OF TAX RETURNS

     The Managing Member shall arrange for the preparation and timely filing of all tax returns required of the Company for federal, state, local and other tax purposes and shall use all reasonable efforts to furnish, as soon as practical after the close of each Fiscal Year, the tax information reasonably required by Non-Managing Members in preparing and filing tax returns applicable to them.

SECTION 10.2 TAX ELECTIONS

     Except as otherwise provided herein, the Managing Member shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code (including the election under Section 754 of the Code) or under applicable state, local or other tax laws. The Managing Member shall have the right to seek to revoke any such election upon the Managing Member’s determination in its sole and absolute discretion that such revocation is in the best interests of the Members.

SECTION 10.3 TAX MATTERS PARTNER

     A. General. The Managing Member shall be the “tax matters partner” of the Company for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Non-Managing Members and any Assignees; provided, however, that such information is provided to the Company by the Non-Managing Members.

     B. Powers. The tax matters partner is authorized, but not required:

(1)	to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Member or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2)	if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Company’s principal place of business is located;

(3)	to intervene in any action brought by any other Member for judicial review of a final adjustment;

(4)	to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)	to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(6)	to take any other action on behalf of the Member of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the Managing Member set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such.

     C. Reimbursement. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and/or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

SECTION 10.4 ORGANIZATIONAL EXPENSES

     The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a sixty (60) month period as provided in Section 709 of the Code.

SECTION 10.5 WITHHOLDING

     Each Non-Managing Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Non-Managing Member any amount of federal, state, local, or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Non-Managing Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Unless the amount distributable to the Non-Managing Member for the Distribution Period the tax relates to is at least equal to the tax withheld hereunder, any amount paid on behalf of or with respect to a Non-Managing Member pursuant to this Section 10.5 shall constitute a loan by the Company to such Non-Managing Member, which loan shall be repaid by such Non-Managing Member within fifteen (15) days after notice from the Managing Member that such payment must be made, and unless paid earlier, such loan may be satisfied by the Company by withholdings upon: (i) the subsequent distributions which would otherwise be made to the Non-Managing Member or (ii) the withholding, upon the Managing Member’s sole and absolute discretion, on any other amounts distributable to the Non-Managing Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Non-Managing Member. Each Non-Managing Member hereby unconditionally and irrevocably grants to the Company a security interest in such Non-Managing Member’s Interest to secure such Non-Managing Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 10.5. If a Non-Managing Member fails to pay any amounts owed to the Company pursuant to this Section 10.5 when due, the Managing Member may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Non-Managing Member, and in such event shall be deemed to have loaned such amount to such defaulting Non-Managing Member and shall succeed to all rights and remedies of the Company as against such defaulting Non-Managing Member (including, without limitation, the right to receive distributions). Any amounts payable by a Non-Managing Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate that may be charged under the law) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Non-Managing Member shall take such actions as the Company or the Managing Member shall request to perfect or enforce the security interest created hereunder.

ARTICLE XI
TRANSFERS AND WITHDRAWALS

SECTION 11.1 TRANSFER

     A. Definition. The term “transfer,” when used in this Article XI with respect to a Unit, shall be deemed to refer to a transaction by which the Member purports to assign all or any part of its Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article XI does not include any redemption or repurchase of Units by the Company from a Member or acquisition of Units from a Non-Managing Member by the Managing Member pursuant to Section 8.6 or otherwise. No part of the Unit of a Member shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

     B. General. No Unit shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Unit not made in accordance with this Article XI shall be null and void.

SECTION 11.2 TRANSFERS OF INTERESTS OF MANAGING MEMBER

     A. General. The Managing Member may not transfer any of its Units or other Interests except in connection with (i) a transaction described in Section 11.2.B, (ii) any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are substantially identical to the shareholders of the Managing Member Entity, or (iii) as otherwise expressly permitted under this Agreement, nor shall the Managing Member withdraw as Managing Member except in connection with a transaction permitted under Section 11.2.B or any merger, consolidation, or other combination permitted under clause (ii) of this Section 11.2.A.

     B. Specific Transactions Prohibited. The Managing Member Entity shall not engage in any merger (including a triangular merger), consolidation or other combination with or into another Person (other than any transaction permitted by Section 11.2.A), sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Conversion Factor”) (“Termination Transaction”), unless (i) the Termination Transaction has been approved by the Consent of Members holding Interests representing more than fifty percent (50%) of the Percentage Interests of the Series I Units, (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Units and (iii) in connection with which all Members either will receive, or will have the right to receive, for each Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid to a holder of Shares, if any, corresponding to such Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the charter documents of the Managing Member Entity, each holder of Units shall receive, or shall have the right to receive without any right of Consent set forth above in this subsection B, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer. The Managing Member shall not enter into an agreement or other arrangement providing for or facilitating the creation of a Managing Member Entity other than the Managing Member, unless the successor Managing Member Entity executes and delivers a counterpart to this Agreement in which such Managing Member Entity agrees to be fully bound by all of the terms and conditions contained herein that are applicable to a Managing Member Entity.

SECTION 11.3 NON-MANAGING MEMBERS’ RIGHTS TO TRANSFER

     A. General. Except to the extent expressly permitted in Sections 11.3.B and 11.3.C or in connection with the exercise of a Redemption Right pursuant to Section 8.6, a Non-Managing Member may not transfer all or portion of its Interest, or any of such Non-Managing Member’s rights as a Non-Managing Member, without the prior written consent of the Managing Member, which consent may be withheld in the Managing Member’s sole and absolute discretion. Any transfer otherwise permitted under Sections 11.3.B and 11.3.C shall be subject to the conditions set forth in Section 11.3.D, 11.3.E and 11.3.F, and all permitted transfers shall be subject to Section 11.5.

     B. Incapacitated Non-Managing Member. If a Non-Managing Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Non-Managing Member’s estate shall have all the rights of a Non-Managing Member, but not more rights than those enjoyed by other Non-Managing Member, for the purpose of settling or managing the estate and such power as the Incapacitated Non-Managing Member possessed to transfer all or any part of its interest in the Company. The Incapacity of a Non-Managing Member, in and of itself, shall not dissolve or terminate the Company.

     C. Permitted Transfers. A Non-Managing Member may transfer, with or without the consent of the Managing Member, all or a portion of its Interest (i) in the case of a Non-Managing Member who is an individual, to a member of his Immediate Family, any trust formed for the benefit of himself and/or members of his Immediate Family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his Immediate Family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his Immediate Family, (ii) in the case of a Non-Managing Member which is a trust, to the beneficiaries of such trust, (iii) in the case of a Non-Managing Member which is a partnership, limited liability company, joint venture, corporation or other business entity to which Units were transferred pursuant to clause (i) above, to its partners, owners or stockholders, as the case may be, who are members of the Immediate Family of or are actually the Person(s) who transferred Units to it pursuant to clause (i) above, (iv) in the case of a Non-Managing Member which acquired Units as of the date hereof and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, stockholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person’s Interests whether the Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a Non-Managing Member which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such Non-Managing Member and the Company pursuant to which such Interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another Non-Managing Member and (ix) pursuant to a grant of security interest or other encumbrance effectuated in a bona fide transaction or as a result of the exercise of remedies related thereto, subject to the provisions of Section 11.3.F hereof. A trust or other entity will be considered formed “for the benefit” of a Member’s Immediate Family even though some other Person has a remainder interest under or with respect to such trust or other entity.

     D. No Transfers Violating Securities Laws. The Managing Member may prohibit any transfer of Units by a Non-Managing Member unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Company) to such Non-Managing Member to the effect that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to the Company or the Unit or, at the option of the Company, an opinion of legal counsel to the Company to the same effect.

     E. No Transfers Affecting Tax Status of Company. No transfer of Units by a Non-Managing Member (including a redemption or exchange pursuant to Section 8.6) may be made to any Person if (i) in the opinion of legal counsel for the Company, there is a significant risk that it would result in the Company being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Company for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Non-Managing Members other than the Managing Member or the Managing Member Entity or any Subsidiary of the Managing Member or the Managing Member Entity or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2), (ii) in the opinion of legal counsel for the Company, there is a significant risk that it would adversely affect the ability of the Managing Member Entity to continue to qualify as a REIT or would subject the Managing Member Entity to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code (provided that this clause (iii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the Managing Member an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Company will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation).

     F. No Transfers to Holders of Nonrecourse Liabilities. No pledge or transfer of any Units may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company whose loan constitutes a Nonrecourse Liability unless (i) the Managing Member is provided prior written notice thereof and (ii) the lender enters into an arrangement with the Company and the Managing Member to exchange or redeem for the Redemption Amount any Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code.

SECTION 11.4 SUBSTITUTED MEMBERS

     A. Consent of Managing Member. No Non-Managing Members shall have the right to substitute a transferee as a Non-Managing Member in its place. The Managing Member shall, however, have the right to consent to the admission of a transferee of the interest of a Non-Managing Member pursuant to this Section 11.4 as a Substituted Member, which consent may be given or withheld by the Managing Member in its sole and absolute discretion. The Managing Member’s failure or refusal to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or any Member. The Managing Member hereby grants its consent to the admission as a Substituted Member to any bona fide financial institution that loans money or otherwise extends credit to a holder of Units and thereafter becomes the owner of such Units pursuant to the exercise by such financial institution of its rights under a pledge of such Units granted in connection with such loan or extension of credit.

     B. Rights of Substituted Member. A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Non-Managing Member under this Agreement. The admission of any transferee as a Substituted Member shall be conditioned upon the transferee executing and delivering to the Company an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 15.11) and such other documents or instruments as may be required to effect the admission.

     C. Member Registry. Upon the admission of a Substituted Member, the Managing Member shall update the Member Registry in the books and records of the Company as it deems necessary reflect such admission in the Member Registry.

SECTION 11.5 ASSIGNEES

     If the Managing Member, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Member, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the allocable shares of Net Income, Net Losses, and Recapture Income and all items of income, gain, loss, deduction and credit of the Company attributable to the Units assigned to such transferee, and shall have the rights granted to the Non-Managing Member under Section 8.6, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to vote such Units in any matter presented to the Non-Managing Member for a vote (such Units being deemed to have been voted on such matter in the same proportion as all other Units held by Non-Managing Member are voted). If any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Non-Managing Member desiring to make an assignment of Units.

SECTION 11.6 GENERAL PROVISIONS

     A. Withdrawal of Non-Managing Member. No Non-Managing Member may withdraw from the Company other than as a result of a permitted transfer of all of such Non-Managing Member’s Units in accordance with this Article XI or pursuant to redemption of all of its Units under Section 8.6.

     B. Termination of Status as Non-Managing Member. Any Non-Managing Member who shall transfer all of its Units in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its Units under Section 8.6 shall cease to be a Non-Managing Member.

     C. Timing of Transfers. Transfers pursuant to this Article XI may only be made upon three (3) Business Days prior notice, unless the Managing Member otherwise agrees.

     D. Allocations. If any Interest is transferred during any quarterly segment of the Company’s Fiscal Year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the Managing Member, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the Managing Member). Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Member as of midnight on the last day of said month. All distributions of Available Cash attributable to any Unit with respect to which the Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Member or the Redeeming Member, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Unit shall be made to the transferee Member.

     E. Additional Restrictions. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article XI and Article VII, in no event may any transfer or assignment of an Interest by any Member (including pursuant to Section 8.6) be made without the express consent of the Managing Member, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own an Interest; (ii) in violation of applicable law; (iii) of any component portion of an Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of an Interest; (iv) if in the opinion of legal counsel to the Company, there is a significant risk that such transfer would cause a termination of the Company for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Non-Managing Members other than the Managing Member, the Managing Member Entity, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (v) if in the opinion of counsel to the Company, there is a significant risk that such transfer would cause the Company to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Units held by all Non-Managing Members other than the Managing Member, the Managing Member Entity, or any Subsidiary of either, or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (vi) if such transfer requires the registration of such Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Company to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided that, this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the Managing Member an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Company will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such transfer subjects the Company or the activities of the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (ix) if such transfer could adversely affect the ability of the Managing Member Entity to fail to remain qualified as a REIT; or (x) if in the opinion of legal counsel for the transferring Member (which opinion and counsel shall be reasonably satisfactory to the Company) or legal counsel for the Company, there is a significant risk that such transfer would cause the Managing Member Entity to fail to continue to qualify as a REIT or subject the Managing Member Entity to any additional taxes under Section 857 or Section 4981 of the Code.

     F. Avoidance of “Publicly Traded Partnership” Status. The Managing Member shall monitor the transfers of interests in the Company to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Company being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The Managing Member shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Company of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the Managing Member to limit or restrict in any manner the right of any holder of a Unit to exercise the Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the Managing Member an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Company will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

ARTICLE XII
ADMISSION OF MEMBERS

SECTION 12.1 ADMISSION OF A SUCCESSOR MANAGING MEMBER

     A successor to all of the Managing Member’s Managing Member Interest pursuant to Section 11.2 who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as the Managing Member, effective upon such transfer. Any such successor shall carry on the business of the Company without dissolution. In such case, the admission shall be subject to such successor Managing Member executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

SECTION 12.2 ADMISSION OF ADDITIONAL MEMBERS

     A. General. No Person shall be admitted as an Additional Member without the consent of the Managing Member, which consent shall be given or withheld in the Managing Member’s sole and absolute discretion. A Person who makes a Capital Contribution to the Company in accordance with this Agreement or who exercises an option to receive Units shall be admitted to the Company as an Additional Member only with the consent of the Managing Member and only upon furnishing to the Managing Member (i) evidence of acceptance in form satisfactory to the Managing Member of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 15.11 and (ii) such other documents or instruments as may be required in the discretion of the Managing Member to effect such Person’s admission as an Additional Member, including, among others, a properly completed and duly executed copy of each of Schedule (e) and (f) hereto. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Managing Member to such admission.

     B. Allocations to Additional Members. If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items allocable among Members and Assignees for such Fiscal Year shall be allocated among such Additional Member and all other Members and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the Managing Member, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the Managing Member). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Member occurs shall be allocated among all the Members and Assignees including such Additional Member. All distributions of Available Cash with respect to which the Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash thereafter shall be made to all the Members and Assignees including such Additional Member.

SECTION 12.3 AMENDMENT OF AGREEMENT AND CERTIFICATE OF FORMATION

     For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to the Member Registry) and, if required by law, shall prepare and file an amendment to the Certificate of Formation and may for this purpose exercise the power of attorney granted pursuant to Section 15.11 hereof.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

SECTION 13.1 DISSOLUTION

     The Company shall not be dissolved by the admission of Substituted Members or Additional Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the withdrawal of the Managing Member, any successor Managing Member shall continue the business of the Company. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

          (i) an event of withdrawal of the Managing Member (other than an event of bankruptcy), unless within ninety (90) days after the withdrawal, the written Consent of the Non-Managing Members to continue the business of the Company and to the appointment, effective as of the date of withdrawal, of a substitute Managing Member is obtained;

          (ii) an election to dissolve the Company made by the Managing Member with the Consent of Non-

Managing Members holding Interests representing ninety percent (90%) of the Percentage Interest of the Series I Common Units;

          (iii) an election to dissolve the Company made by the Managing Member, in its sole and absolute discretion;

          (iv) entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;

          (v) the sale of all or substantially all of the assets and properties of the Company for cash or for marketable securities; or

          (vi) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the Managing Member is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the Managing Member, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment, the written Consent of the Non-Managing Members is obtained to continue the business of the Company and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute Managing Member.

SECTION 13.2 WINDING UP

     A. General. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Managing Member (or, if there is no remaining Managing Member, any Person elected by a majority in interest of the Non-Managing Member (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include equity or other securities of the Managing Member or any other entity) shall be applied and distributed in the following order:

(1)	First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members;

(2)	Second, to the payment and discharge of all of the Company’s debts and liabilities to the Managing Member;

(3)	Third, to the payment and discharge of all of the Company’s debts and liabilities to the Non-Managing Members;

(4)	Fourth, to the holders of Units that are entitled to any preference in distribution upon liquidation (including, without limitation, the Class F Convertible Units and the Class SV Units) in accordance with the rights of any such class of Interests (and, within each such class, to each holder thereof in accordance with the terms and conditions of such class); and

(5)	The balance, if any, to the Members holding the Common Units of each class, pari passu, in accordance with the aggregate positive balances in the Capital Accounts of the Members of each such class, after giving effect to all contributions, distributions, and allocations for all periods (and, within each such class of Common Units, among the Members holding such Common Units in accordance with the positive balances in their Capital Accounts).

     The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XIII.

     B. Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A which require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the

Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

SECTION 13.3	COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS; RESTORATION OF DEFICIT CAPITAL ACCOUNTS

     A. Timing of Distributions. If the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIII to the Managing Member and Non-Managing Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). In the discretion of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Managing Member and Non-Managing Members pursuant to this Article XIII may be: (A) distributed to a trust established for the benefit of the Managing Member and Non-Managing Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company (in which case the assets of any such trust shall be distributed to the Managing Member and Non-Managing Members from time to time, in the reasonable discretion of the Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Managing Member and Non-Managing Members pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amounts shall be distributed to the Managing Member and Non-Managing Members as soon as practicable.

     B. Restoration of Deficit Capital Accounts Upon Liquidation of the Company. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever, except as otherwise set forth in this Section 13.3.B, or as otherwise expressly agreed in writing by the affected Member and the Company after the date hereof. Notwithstanding the foregoing, (i) if the Managing Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years of the Company or portions thereof, including the year during which such liquidation occurs), the Managing Member shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3); (ii) if a DRO Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years of the Company or portions thereof, including the year during which such liquidation occurs), such DRO Member shall be obligated to make a contribution to the Company with respect to any such deficit balance in such DRO Member’s Capital Account upon a liquidation of the Company in an amount equal to the lesser of such deficit balance or such DRO Member’s DRO Amount; and (iii) the first sentence of this Section 13.3.B shall not apply with respect to any other Member to the extent, but only to such extent, that such Member previously has agreed in writing, with the consent of the Managing Member, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Company. No Member shall have any right to become a DRO Member, to increase its DRO Amount, or otherwise agree to restore any portion of any deficit that may exist in its Capital Account without the express written consent of the Managing Member, in its sole and absolute discretion. Any contribution required of a Member under this Section 13.3.B shall be made on or before the later of (i) the end of the Fiscal Year of the Company in which the Interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation. The proceeds of any contribution to the Company made by a DRO Member with respect to a deficit in such DRO

Member’s Capital Account balance shall be treated as a Capital Contribution by such DRO Member and the proceeds thereof shall be treated as assets of the Company to be applied as set forth in Section 13.2.A.

     C. Restoration of Deficit Capital Accounts Upon a Liquidation of a Member’s Interest by Transfer. If a DRO Member’s interest in the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than in connection with a liquidation of the Company) which term shall include a redemption by the Company of such DRO Member’s interest upon exercise of the Redemption Right, and such DRO Member is designated on Exhibit G as a Part II DRO Member, such DRO Member shall be required to contribute cash to the Company equal to the lesser of (i) the amount required to increase its Capital Account balance as of such date to zero, or (ii) such DRO Member’s DRO Amount. For this purpose, (i) the DRO Member’s deficit Capital Account balance shall be determined by taking into account all contributions, distributions, and allocations for the portion of the Fiscal Year ending on the date of the liquidation or redemption, and (ii) solely for purposes of determining such DRO Member’s Capital Account balance, the Managing Member shall redetermine the Carrying Value of the Company’s assets on such date based upon the principles set forth in Sections 1.D.(3) and (4) of Exhibit B hereto, and shall take into account the DRO Member’s allocable share of any Unrealized Gain or Unrealized Loss resulting from such redetermination in determining the balance of its Capital Account. The amount of any payment required hereunder shall be due and payable within the time period specified in the second to last sentence of Section 13.3.B.

     D. Effect of the Death of a DRO Member. After the death of a DRO Member who is an individual, the executor of the estate of such DRO Member may elect to reduce (or eliminate) the DRO Amount of such DRO Member. Such elections may be made by such executor by delivering to the Managing Member within two hundred and seventy (270) days of the death of such Non-Managing Member, a written notice setting forth the maximum deficit balance in its Capital Account that such executor agrees to restore under this Section 13.3, if any. If such executor does not make a timely election pursuant to this Section 13.3 (whether or not the balance in the applicable Capital Account is negative at such time), then the DRO Member’s estate (and the beneficiaries thereof who receive distributions of Interests therefrom) shall be deemed a DRO Member with a DRO Amount in the same amount as the deceased DRO Member. Any DRO Member which itself is a partnership for federal income tax purposes may likewise elect, after the date of its partner’s death to reduce (or eliminate) its DRO Amount by delivering a similar notice to the Managing Member within the time period specified above, and in the absence of any such notice the DRO Amount of such DRO Member shall not be reduced to reflect the death of any of its partners.

SECTION 13.4 RIGHTS OF NON-MANAGING MEMBERS

     Except as otherwise provided in this Agreement, each Non-Managing Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company. Except as otherwise expressly provided in this Agreement, no Non-Managing Member shall have priority over any other Non-Managing Member as to the return of its Capital Contributions, distributions, or allocations.

SECTION 13.5 NOTICE OF DISSOLUTION

     If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Members pursuant to Section 14.1, result in a dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member).

SECTION 13.6 CANCELLATION OF CERTIFICATE OF FORMATION

     Upon the completion of the liquidation of the Company cash and property as provided in Section 13.2, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

SECTION 13.7 REASONABLE TIME FOR WINDING UP

     A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2, to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Members during the period of liquidation.

SECTION 13.8 WAIVER OF PARTITION

     Each Member hereby waives any right to partition of the Company property.

SECTION 13.9 LIABILITY OF LIQUIDATOR

     The Liquidator shall be indemnified and held harmless by the Company in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7.

ARTICLE XIV
AMENDMENT OF AGREEMENT; MEETINGS

SECTION 14.1 AMENDMENTS

     A. General. Amendments to this Agreement may be proposed by the Managing Member or by any Non-Managing Member holding Units representing twenty-five percent (25%) or more of the Percentage Interest of the Common Units. Following such proposal (except an amendment governed by Section 14.1.B or Section 14.1.G), the Managing Member shall submit any proposed amendment to the Non-Managing Members. The Managing Member shall seek the written Consent of the Members as set forth in this Section 14.1 on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written Consent, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote in favor of the recommendation of the Managing Member. A proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the Managing Member and, except as provided in Section 14.1.B, 14.1.C or 14.1.D, it receives the Consent of the Members holding Interests representing more than fifty percent (50%) of the Percentage Interest of the Common Units.

     B. Amendments Not Requiring Non-Managing Member Approval. Notwithstanding Section anything in this Section 14.1 to the contrary, the Managing Member shall have the power, without the consent of the Non-Managing Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

     (1) to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Non-Managing Members;

     (2) to reflect the admission, substitution, termination or withdrawal of Members in accordance with this Agreement (which may be effected through the replacement of the Member Registry with an amended Member Registry);

     (3) to set forth the designations, rights, powers, duties and preferences of the holders of any additional Interests issued pursuant to Article IV;

     (4) to reflect a change that does not adversely affect the Non-Managing Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of this Agreement, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

     (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

     The Managing Member shall notify the Non-Managing Members in writing when any action under this Section 14.1.B is taken in the next regular communication to the Non-Managing Members or within 90 days of the date thereof, whichever is earlier.

     C. Amendments Requiring Member Approval (Excluding the Managing Member). Notwithstanding Section 14.1.A, except as set forth in Section 14.1.G, without the Consent of the Non-Managing Members, the Managing Member shall not amend Section 4.2.A, Section 7.1.A (second sentence only), Section 7.5, Section 7.6, Section 7.8, Section 7.11.B, Section 11.2, Section 13.1 (other than Section 13.1(ii) which can be amended only with a Consent of Members holding Units representing ninety percent (90%) or more of the Percentage Interest of the Common Units (including Units held by the Managing Member)), the last sentence of Section 11.4.A (provided that no such amendment shall in any event adversely affect the rights of any lender who made a loan or who extended credit and received in connection therewith a pledge of Units prior to the date such amendment is adopted unless, and only to the extent such lender consents thereto), this Section 14.1.C or Section 14.2.

     D. Other Amendments Requiring Certain Non-Managing Member Approval. Notwithstanding anything in this Section 14.1.A or Section 14.1.C to the contrary, except as set forth in Section 14.1.G, this Agreement shall not be amended with respect to any Member adversely affected without the Consent of such Member adversely affected, or any Assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of Units, adversely affected if such amendment would (i) modify the limited liability of a Non-Managing Member, (ii) amend Section 7.11.A, (iii) amend Article V or Article VI (except as permitted pursuant to Sections 4.2, 5.4, 6.2 and 14.1(B)(3)), (iv) amend Section 8.6 or any defined terms set forth in Article I that relate to the Redemption Right (except as permitted in Section 8.6.E), or (v) amend Sections 11.3 or 11.5, or add any additional restrictions to Section 11.6.E or amend Section 14.1.B(4) or this Section 14.1.D.

     E. Amendment and Restatement of Member Registry Not an Amendment. Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of the Member Registry by the Managing Member to reflect events or changes otherwise authorized or permitted by this Agreement shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as determined by the Managing Member without the Consent of the Non-Managing Members and without any notice requirement.

     F. Amendments to Terms of Class F Convertible Units and Class SV Units. Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment to the terms and conditions of the Class F Convertible Units or Class SV Units may be made only with the consent of the Members owning Units representing one-hundred percent (100%) of such class of Units.

     G. Certain Additional Amendments Not Requiring Approval of Non-Managing Members. Notwithstanding anything to the contrary in this Agreement, the Managing Member may, in its sole and absolute discretion, designate or redesignate classes of Common Units or Preferred Units as different classes or series of Units and make such other amendments to this Agreement that the Managing Member deems in its sole discretion to be prudent, appropriate, necessary or advisable in order to minimize potentially adverse Canadian tax consequences to the direct and indirect stockholders of the Managing Member Entity and, with respect to periods beginning on or after January 1, 2008, redesignate all outstanding classes of Common Units as Class A Common Units and make appropriate changes to this Agreement to reflect such redesignation, provided however, that no such amendment shall adversely affect the rights of any Non-Managing Member under Article V, Article VI, Section 8.6, Section 14.1.A., Section 14.1.C, Section 14.1.D or Section 14.2.

SECTION 14.2 MEETINGS OF THE MEMBERS

     A. General. Meetings of the Members may be called by the Managing Member and shall be called upon the receipt by the Managing Member of a written request by Non-Managing Members holding Interests representing twenty-five percent (25%) or more of the Percentage Interest of the Common Units. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Whenever the vote or Consent of Members is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Members or may be given in accordance with the procedure prescribed in Section 14.1.A. Except as otherwise expressly provided in this Agreement, the Consent of holders of Interests representing a majority of the Percentage Interests of the Common Units shall control.

     B. Actions Without a Meeting. Except as otherwise expressly provided by this Agreement, any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is signed by Members holding Interests representing more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the Percentage Interest of the Common Units. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the date on which written consents from the Members holding the required Percentage Interest of the Common Units have been filed with the Managing Member.

     C. Proxy. Each Non-Managing Member may authorize any Person or Persons to act for him by proxy on all matters in which a Non-Managing Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Non-Managing Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Non-Managing Member executing it, such revocation to be effective upon the Company’s receipt of written notice thereof.

     D. Conduct of Meeting. Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deem appropriate.

ARTICLE XV
GENERAL PROVISIONS

SECTION 15.1 ADDRESSES AND NOTICE

     Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member or Assignee at the address set forth in the Member Registry or such other address as the Members shall notify the Managing Member in writing.

SECTION 15.2 TITLES AND CAPTIONS

     All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” “Sections” and “Exhibits” are to Articles, Sections and Exhibits of this Agreement.

SECTION 15.3 PRONOUNS AND PLURALS

     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

SECTION 15.4 FURTHER ACTION

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 15.5 BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 15.6 CREDITORS

     Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

SECTION 15.7 WAIVER

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 15.8 COUNTERPARTS

     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

SECTION 15.9 APPLICABLE LAW

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 15.10 INVALIDITY OF PROVISIONS

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 15.11 POWER OF ATTORNEY

     A. General. Each Non-Managing Member and each Assignee who accepts Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the Managing Member, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)	execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Formation and all amendments or restatements thereof) that the Managing Member or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property, (b) all instruments that the Managing Member or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the Managing Member or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Member and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Interests; and

(2)	execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Managing Member or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the Managing Member or any Liquidator, to effectuate the terms or intent of this Agreement.

     Nothing contained in this Section 15.11 shall be construed as authorizing the Managing Member or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

     B. Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the power of the Managing Member or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent Incapacity of any Non-Managing Member or Assignee and the transfer of all or any portion of such Non-Managing Member’s or Assignee’s Units and shall extend to such Non-Managing Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Non-Managing Member or Assignee hereby agrees to be bound by any representation made by the Managing Member or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Non-Managing Member or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Managing Member or any Liquidator, taken in good faith under such power of attorney. Each Non-Managing Member or Assignee shall execute and deliver to the Managing Member or the Liquidator, within fifteen (15) days after receipt of the Managing Member’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Managing Member or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company.

SECTION 15.12 ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement among the Members with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

SECTION 15.13 NO RIGHTS AS SHAREHOLDERS

     Nothing contained in this Agreement shall be construed as conferring upon the holders of the Units any rights whatsoever as shareholders of the Managing Member, including, without limitation, any right to receive dividends or other distributions made to shareholders of the Managing Member or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of directors of the Managing Member or any other matter.

SECTION 15.14 LIMITATION TO PRESERVE REIT STATUS

     To the extent that any amount paid or credited to the Managing Member or any of its officers, directors, employees or agents pursuant to Section 7.4 or Section 7.7 would constitute gross income to the Managing Member for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “Managing Member Payment”) then, notwithstanding any other provision of this Agreement, the amount of such Managing Member Payment for any Fiscal Year shall not exceed the lesser of:

          (i) an amount equal to the excess, if any, of (a) 4% of the Managing Member’s total gross income (within the meaning of Section 856(c)(3) of the Code but not including the amount of any Managing Member Payments) for the fiscal year which is described in subsections (A) though (H) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the Managing Member from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any Managing Member Payments); or

          (ii) an amount equal to the excess, if any of (a) 24% of the Managing Member’s total gross income (but not including the amount of any Managing Member Payments) for the Fiscal Year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code but not including the amount of any Managing Member Payments) derived by the Managing Member from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code; provided, however, that Managing Member Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the Managing Member, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the Managing Member’s ability to qualify as a REIT. To the extent Managing Member Payments may not be made in a year due to the foregoing limitations, such Managing Member Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided further, that (i) as Managing Member Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Fiscal Year, such payments shall be applied to the earliest Fiscal Year first.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANAGING MEMBER: TRIZEC PROPERTIES, INC.
By:	/s/ Ted R. Jadwin
Name:	Ted R. Jadwin
Title:	Senior Vice President, General Counsel and Corporate Secretary

NON-MANAGING MEMBERS:
By:	Trizec Properties, Inc. as Attorney-in-Fact for the Non-Managing Members

By:	/s/ Ted R. Jadwin
Name:	Ted R. Jadwin
Title:	Senior Vice President, General Counsel and Corporate Secretary

For purposes of Section 8.6 hereof: TRIZEC PROPERTIES, INC.
By:	/s/ Ted R. Jadwin
Name:	Ted R. Jadwin
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A

FORM OF MEMBER REGISTRY

A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1. Capital Accounts of the Members

     A. The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Member to the Company pursuant to this Agreement and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Member pursuant to Section 6.1 of the Agreement and Exhibit C thereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Member pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 1.B hereof and allocated to such Member pursuant to Section 6.1 of the Agreement and Exhibit C thereof.

     B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)	Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company, provided that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(2)	The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includible in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)	Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(4)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)	In the event the Carrying Value of any Company asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)	Any items specially allocated under Section 2 of Exhibit C to the Agreement hereof shall not be taken into account.

     C. A transferee (including any Assignee) of a Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D.	(1)	Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the times of the

B-1

adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)	Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company.

(3)	In accordance with Regulations Section 1.704- l(b)(2)(iv)(e), the Carrying Value of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the time any such asset is distributed.

(4)	In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Managing Member using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The Managing Member, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Company in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

     E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company, the Managing Member, or the Non-Managing Members) are computed in order to comply with such Regulations, the Managing Member may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2. No Interest

     No interest shall be paid by the Company on Capital Contributions or on balances in Members’ Capital Accounts.

3. No Withdrawal

     No Member shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Company, except as provided in Articles IV, V, VII and XIII of the Agreement.

B-2

EXHIBIT C

SPECIAL ALLOCATION RULES

     1. Special Allocation Rules.

     Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

     A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Fiscal Year and without regard to any decrease in Partner Minimum Gain during such Fiscal Year.

     B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Fiscal Year, other than allocations pursuant to Section 1.A hereof.

     C. Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Fiscal Year, such Member has an Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     D. Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Fiscal Year), each such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

     E. Nonrecourse Deductions. Except as may otherwise be expressly provided by the Managing Member pursuant to Section 4.2 with respect to other class of Units, Nonrecourse Deductions for any Fiscal Year shall be allocated only to the Members who are allocated Nonrecourse Liabilities of the Company as provided under Section 6.1.C of this Agreement, in the same proportions as the Nonrecourse Liabilities of the Company are allocated. If the Managing Member determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the Non-Managing Members, to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio which would satisfy such requirements.

     F. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

     G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2. Allocations for Tax Purposes

     A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

     B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Members as follows:

(1)	(a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members consistent with the principles of Section 704(c) of the Code to take into account the variation between the Section 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

(b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(2)	(a) In the case of an Adjusted Property, such items shall

     (i) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

     (ii) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 2.B(1) of this Exhibit C; and

(b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(3) all other items of income, gain, loss and deduction shall be allocated among the Members the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

     C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the Managing Member shall, subject to any agreements between the Company and a Member, have the authority to elect the method to be used by the Company and such election shall be binding on all Members.

EXHIBIT D

NOTICE OF REDEMPTION

     The undersigned hereby irrevocably (i) redeems                  Units in Trizec Holdings Operating LLC in accordance with the terms of the Limited Liability Company Agreement of Trizec Holdings Operating LLC, as amended, and the Redemption Right referred to therein, (ii) surrenders such Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the Managing Member) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:	Name of Member:

(Signature of Member)

(Street Address)

	(City)	(State)	(Zip Code)

Signature Guaranteed by:

IF SHARES ARE TO BE ISSUED, ISSUE TO:

Name:

Social Security or tax identifying number:

D-1

EXHIBIT E

SECTION 1445(e) FIRPTA CERTIFICATE

(Used by Individuals)

Under section 1445(e) of the Internal Revenue Code of 1986, as amended, a limited liability company treated as a partnership for federal income tax purposes must withhold tax with respect to certain transfer of property if a holder of an interest in the entity is a foreign person. To inform Trizec Holdings Operating LLC (the “Company”), that no withholding is required with respect to my interest in it, I, [name of the member], hereby certify the following:

1.	I am not a nonresident alien for purposes of U.S. federal income taxation;

2.	My U.S. taxpayer identification number is ; and

3.	My home address is: .

               I agree to inform the Company promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.

               I understand that this certification may be disclosed to the Internal Revenue Service by the Company, and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under the penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Name:

Date:

E-1

EXHIBIT E

SECTION 1445(e) FIRPTA CERTIFICATE

(Used by Entities)

Under section 1445(e) of the Internal Revenue Code of 1986, as amended, a limited liability company treated as a partnership for federal income tax purposes must withhold tax with respect to certain transfer of property if a holder of an interest in the entity is a foreign person. To inform Trizec Operating Holdings LLC (the “Company”), that no withholding is required with respect to [name of the member]‘s (the “Member’s”) interest in it, the undersigned hereby certifies the following on behalf of the Member (the “Member”):

1.	The Member is not a foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. federal income taxation;

2.	The Member’s U.S. employer identification number is ;

3.	The Member’s office address is: and place of incorporation (if applicable) is:

The Member agrees to inform the Company if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.

The Member understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punished by fine, imprisonment or both. Under the penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Member.

Name:

Date:

E-2

EXHIBIT F

SECTION 1445(a) FIRPTA CERTIFICATE

(Used by Individuals)

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee (including a limited liability company treated as a partnership for U.S. federal income tax purposes that redeems its member’s membership interest) of a U.S. real property interest must withhold tax if the transferor (including a redeeming member) is a foreign person. A unit of interest in Trizec Operating Holdings LLC (the “Company”) is a U.S. real property interest for this purpose. To inform the Company, that withholding of tax is not required upon the redemption of    Units I own, I,               , hereby certify the following:

1.	I am not a nonresident alien for purposes of U.S. federal income taxation;

2.	My U.S. taxpayer identifying number (Social Security number) is ; and

3.	My home address is: .

I understand that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement I have made here could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

Signature:

Date:

F-1

EXHIBIT F

SECTION 1445(a) FIRPTA CERTIFICATE

(Used by Entities)

Section 1445 of the Internal Revenue Code provides that a transferee (including a limited liability company treated as a partnership for U.S. federal income tax purposes that redeems its member’s membership interest) of a U.S. real property interest must withhold tax if the transferor (including a redeeming member) is a foreign person. A unit of interest in Trizec Operating Holdings LLC (the “Company”) is a U.S. real property interest for this purpose. For U.S. federal income tax purposes (including section 1445 of the Internal Revenue Code), the owner of a disregarded entity will be the transferor of the Units in the Company and not the disregarded entity.

To inform the Company that withholding of tax is not required upon the redemption of the                   of Units it owns, the undersigned hereby certifies the following on behalf of [Name of the Transferor]:

1. [Name of transferor] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. [Name of transferor] is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3. [Name of transferor]‘s U.S. employer identification number is                    ; and

4. [Name of transferor]‘s office address is                    .

[Name of transferor] understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of [name of transferor].

Signature(s):

Title(s):

Date:

F-2

EXHIBIT G

DRO MEMBERS AND DRO AMOUNTS

G-1

ATTACHMENT A

(CLASS F CONVERTIBLE UNITS)

     In accordance with Sections 4.2 and 5.1 of the Agreement, set forth below are the terms and conditions of the Class F Convertible Units hereby established that are issued by the Company to the Managing Member. These terms and conditions are subject to provisions of the Agreement. All capitalized terms used in this Attachment A and not otherwise defined shall have the meanings assigned in the Agreement.

     A. Designation and Number. A class of Units, designated as Class F Convertible Units is hereby established. The number of Class F Convertible Units shall be 100,000. Each Class F Convertible Unit shall be evidenced by a certificate of Company Interest. Each such certificate shall bear the same certificate number as the corresponding share of the class F stock, as defined in the Certificate of Incorporation (the “Class F Stock”), bears. This certification requirement shall be deemed satisfied to the extent that the Company establishes and maintains a register with respect to the ownership and certificate number of each Class F Convertible Unit outstanding.

     B. Rank. The Class F Convertible Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Units and Class SV Units, (b) on parity with all other Units issued by the Company the terms of which specifically provide that such Units rank on a parity with the Class F Convertible Units, and (c) junior to all Units issued by the Company the terms of which specifically provide that such Units rank senior to the Class F Convertible Units.

     C. Distributions.

     (i) Pursuant to Section 5.1 of the Agreement, the holders of Class F Convertible Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of $0.05 per Class F Convertible Unit per annum. Such distributions shall accrue and be cumulative from and including the date of original issuance of the Class F Convertible Units and shall be payable as provided in the Agreement.

     (ii) Notwithstanding Section C.(i) of this Attachment A, distributions with respect to the Class F Convertible Units will accumulate whether or not the terms and provisions of this Agreement at any time prohibit the current payment of distributions, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized.

     (iii) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Class F Convertible Units and any other Units ranking on a parity as to distributions with the Class F Convertible Units, all distributions authorized upon the Class F Convertible Units and any other Units ranking on a parity as to distributions with the Class F Convertible Units shall be authorized pro-rata so that the amount of distributions authorized per Unit of the Class F Convertible Units and such other Units shall in all cases bear to each other the same ratio that accumulated distributions per Unit on the Class F Convertible Units and such other Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Class F Convertible Units which may be in arrears.

     (iv) Except as provided in Section C.(iii) of this Attachment A, unless full cumulative distributions on the Class F Convertible Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Units ranking junior to the Class F Convertible Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon Units ranking junior to or on a parity with the Class F Convertible Units as to distributions or upon liquidation, nor shall any Units ranking junior to or on a parity with the Class F Convertible Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Company (except by conversion into or exchange for Units ranking junior to the Class F Convertible Units as to distributions and upon liquidation).

     (v) Holders of the Class F Convertible Units shall not be entitled to any distribution, whether payable in cash, property or Units in excess of full cumulative distributions on the Class F Convertible Units as described above. Any distribution payment made on the

Attachment A-1

Class F Convertible Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Class F Convertible Units which remains payable.

     D. Allocations.

     For each taxable year of the Company, each Class F Convertible Unit shall allocated items of the Company gross income in an aggregate amount equal to the distributions made on such Unit under Section C of this Agreement (including any portion of liquidating or redemption distribution attributable to distributions due under Section C. of this Agreement) for such taxable year. The Class F Convertible Units shall not be allocated any additional items of the Company income, or any items of gain, loss or deduction. “Excess Nonrecourse Liabilities” of the Company (as such term is used in Section 6.1.C of this Agreement) shall not be allocated to holders of the Class F Convertible Units solely as a result of such holders’ ownership of such Units.

     E. Liquidation Preference.

     (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Class F Convertible Units then outstanding are entitled to be paid out of the assets of the Company available for distribution to the Members pursuant to Section 13.2.A of the Agreement a liquidation preference of $1.00 per Class F Convertible Unit, plus all declared and unpaid distribution thereon under Section C. of this Attachment A before any distribution of assets is made to holders of Units that rank junior to the Class F Convertible Units as to liquidation rights.

     (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Class F Convertible Units and the corresponding amounts payable on all other Units ranking on a parity with the Class F Convertible Units in the distribution of assets, then such assets shall be allocated among the Class F Convertible Units, as a class, and each class of such other such Units, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class F Convertible Units will have no right or claim to any of the remaining assets of the Company.

     (iv) The consolidation or merger of the Company with or into any other limited liability company, partnership, corporation, trust or entity or of any other limited liability company, partnership, corporation, trust or other entity with or into the Company or the sale, lease or conveyance of all or substantially all of, the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company for purposes of this Section E.

     F. Redemption.

     The Class F Convertible Units shall be redeemed in connection with the redemption by the Managing Member of its Class F Stock. In connection with a redemption of any or all of its Class F Convertible Stock, upon receipt of advance notice from the Managing Member, the Company shall redeem a corresponding number of the Class F Convertible Units bearing the same certificate numbers, for $1.00 per share plus all declared and unpaid distribution thereon under Section C. of this Attachment A. From and after the date in which a Class F Convertible Unit is redeemed, the Class F Convertible Unit so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Class F Convertible Unit shall cease.

     G. Conversion.

     Upon advance notice from the Managing Member, each Class F Convertible Unit shall convert into a number of Class A Common Units, and such conversion shall be deemed be effective on the date of, the conversion of the corresponding share of the Class F Stock (bearing the same certificate number as the Class F Convertible Unit as set forth in Section A. of this Attachment A) into the Shares. In such case, each such Class F Convertible Unit shall be cancelled and shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Class F Convertible Unit shall cease.

     H. Voting Rights.

     The holders of the Class F Convertible Units shall have no voting rights whatsoever, except for any voting rights to which the holders may be entitled under the laws of the State of Delaware.

Attachment A-2

ATTACHMENT B

(CLASS SV UNITS)

     In accordance with Sections 4.2 and 5.1 of the Agreement, set forth below are the terms and conditions of the Class SV Units hereby established that are issued by the Company to the Managing Member. These terms and conditions are subject to provisions of the Agreement. All capitalized terms used in this Attachment A and not otherwise defined shall have the meanings assigned in the Agreement.

     A. Designation and Number.

     A Class of Units, designated as Class SV Units is hereby established. The number of Class SV Units shall be 100.

     B. Rank.

     The Class SV Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (a) in parity with the Common Units and all other Units issued by the Company the terms of which specifically provide that such Units rank on a parity with the Class SV Units (each referred to as “Parity Preferred Units”), and (c) junior to the Class F Convertible Units and all other Units issued by the Company the terms of which specifically provide that such Units rank senior to the Class SV Units.

     C. Distributions.

          (i) General: Pursuant to Section 5.1 of this Agreement, and subject to liquidation distribution provision under Section    below, during periods commencing on the date the Class SV Units are initially issued through November 8, 2007 (the “Applicable Period”), the holders of Class SV Units shall be entitled to receive, out of Available Cash, distributions (the “SV Dividends”) in an amount equal to the sum of: (a) the Tax Amount of the REIT Dividend payable on the first Dividend Date following the date of the distribution, (b) the Cost Amount and (c) the Gross-Up Amount, plus all costs, expenses and taxes borne or incurred by the Managing Member as a result of receiving the SV Dividend and Prepaid SV Dividend (other than items (a), (b) and (c) of this sentence).

     In the event that the Company has paid a Prepaid SV Dividend, then, on any subsequent Dividend Date on which the Excess Amount exceeds zero, the SV Dividend on such Dividend Date shall be reduced as follows: (a) if the Excess Amount on such Dividend Date is equal to or greater than the aggregate of the Tax Amount of the REIT Dividend payable by the Managing Member with proceeds from the distributions by the Company on the Common Units on such Dividend Date and the Cost Amount (the “Base Amount”) in respect of such Dividend Date, then the Special Dividend on such Dividend Date shall be zero; and (b) if the Base Amount in respect of such Dividend Date is greater than the Excess Amount on such Dividend Date, then the SV Dividend on such Dividend Date shall be equal to the sum of (i) the amount by which such Base Amount exceeds the Excess Amount on such Dividend Date, and (ii) the Gross- up Amount in respect of the amount determined under (i).

     For purposes of the preceding paragraph:

     “Cost Amount” in respect of a Special Dividend (before application of the second sentence of Section C(i) above) means the total of any and all:

                    (I) Non-Canadian Tax payable in connection with any REIT Dividend paid before the Dividend Date to which such Special Dividend relates but not taken into account in computing the Tax Amount in respect of such REIT Dividend or payable in connection with any Prepaid SV Dividend or Special Dividend paid before the Dividend Date to which such Prepaid Special Dividend or Special Dividend relates but not taken into account in determining the Tax Amount or Gross-up Amount, if any, in respect of such dividend;

                    (II) any interest or penalties in respect of Non-Canadian Tax payable in connection with any REIT Dividend, Special Dividend or Prepaid Special Dividend paid before the Dividend Date to which such Special Dividend relates, but excluding interest or penalties arising solely as a result of the failure of a Relevant Person to make timely filings when required to do so under applicable non-U.S. tax laws or when requested by the Managing Member, to do so under U.S. tax laws; and

Attachment B-1

                    (III) any reasonable expenses incurred in contesting any liability or alleged liability described in (a) or (b); in each case where such amount has not been taken into account in computing a Cost Amount included in the a prior Special Dividend (before application of the second sentence of Section C(i) of this Attachment B.

     “Dividend Date” means in respect of a REIT Dividend each date on which the Managing Member pays a dividend on its common stock.

     “Equity Stock” means any class of capital stock of the Managing Member including, but not limited to, the common stock, the special voting stock (the “Special Voting Stock”) and the Class F convertible stock. The use of the term “Equity Stock” or any term defined by reference to the term “Equity Stock” shall refer to the class, series or classes of capital stock that is appropriate under the context.

     “Excess Amount” means:

                    (I) on the First Measurement Date, the amount of the Prepaid Special Dividend minus the Tax Amount in respect of such Prepaid Special Dividend; or

                    (II) on any Measurement Date after the First Measurement Date, (1 + [A/365 x 0.035]) x (B — C), where:

                              A is the number of days from but not including the immediately preceding Measurement Date to and including the Measurement Date;

                              B is the Excess Amount on the immediately preceding Measurement Date;

                              C is nil for the first Dividend Date after the First Measurement Date and on each Measurement Date thereafter is the Dividend Amount for the immediately preceding Measurement Date, but determined without inclusion of any Gross-up Amount and without having regard to any reduction pursuant to second paragraph of Section C(i) of this Attachment B.

     “First Measurement Date” means the date, if any, on which the Prepaid Special Dividend is paid.

     “Gross-Up Amount” in respect of a Special Dividend means that amount which is sufficient to provide that:

                    (I) the amount of the Special Dividend remaining after the deduction of Non-Canadian Tax payable in connection with such Special Dividend, will equal

                    (II) the such Special Dividend (before application of Section C(i) of this Attachment B, determined before inclusion of the Gross-up Amount,

     provided that the amount of the Special Dividend represented by the Gross-up Amount expressed as a percentage of the Special Dividend shall not exceed the maximum permitted Tax Rate applicable at that Dividend Date.

     “Measurement Date” means the First Measurement Date and any subsequent Dividend Date.

     “Non-Canadian Tax” in respect of a REIT Dividend, Special Dividend or Prepaid Special Dividend means the aggregate of all amounts of income or withholding tax which Relevant Persons are or would be required to pay to any taxing authority, other than the government of Canada or any political subdivision thereof, if:

                    (I) the Managing Member paid the particular REIT Dividend, Special Dividend or Prepaid Special Dividend to each Relevant Person holding the shares of stock of the Corporation on which such dividend is to be paid;

                    (II) to the extent that any such Relevant Person that is not resident in Canada received or was deemed to receive a dividend under clause (I) and paid a dividend on its common stock or analogous securities in an amount equal to (i) the amount of dividend that it received or was deemed to have received pursuant to clause (I), minus (ii) the amount of Non-Canadian Tax (calculated on the basis that each such Relevant Person had no other items of income or deduction) to which it would be subject in respect of such dividend; and

Attachment B-2

                    (III) the provisions of clause (II) were applied successively in respect of each Relevant Person who is not resident in Canada who received or was deemed to receive a dividend under clause (II) from a Relevant Person who received or was deemed to receive a dividend pursuant to clause (II), and for this purpose the references to clause (I) contained in clause (II) shall be deemed to be references to clause (II) itself.

     “Prepaid Special Dividend” means the dividend that may be paid by the Managing Member, on its Special Voting Stock pursuant to Section 2.4 of its Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with respect to any given calendar quarter in an amount equal to the Prepaid SV Dividend as determined in Section C(ii) below of this Attachment B.

     “Prepaid SV Dividend” has the meaning as such term is defined in Section C(ii) of this Attachment B.

     “REIT Dividend” means the amount paid as a dividend on Relevant Shares on any particular day before November 8, 2007.

     “Relevant Person” means Emerald Blue kft, a company organized under the laws of Hungary, or any Person, other than the Managing Member, and its subsidiaries, who:

                    (I) on the date of initial issuance of the Special Voting Stock, controls or is under common control with Emerald Blue kft; or

                    (II) thereafter:

                              (1) is controlled by Emerald Blue kft or a Person who is a Relevant Person on the date of initial issuance of the Special Voting Stock; or

                              (2) controls or is under common control with Emerald Blue kft or a Person who is a Relevant Person on the date of initial issuance of the Special Voting Stock, and any reference to any Person in this definition includes the successor of such Person.

     “Relevant Shares” means any shares of Equity Stock held by a Relevant Person (or any other shares of Equity Stock acquired as a result of the ownership of Equity Stock that is or was otherwise characterized as Relevant Shares), other than shares of Equity Stock that:

                    (I) have been acquired by a Relevant Person from a Person other than the Corporation or a Relevant Person on or after the date the plan of arrangement contemplated in the Plan Circular becomes effective;

                    (II) are Retained Shares or Common Stock acquired as a result of the ownership of Retained Shares;

                    (III) are shares of the Special Voting Stock; or

                    (IV) were represented by exchange certificates on May 8, 2002.

     “Retained Shares” are shares of the Managing Member’s common stock received by a Relevant Person upon one or more conversions of the class F stock of the Managing Member as provided in the Certificate of Incorporation, which have not been sold to satisfy certain federal tax liabilities of the Relevant Person or which have been retained by the Relevant Person to replace the Managing Member stock sold to satisfy such tax liability.

     “Special Dividend” means the dividend that may be paid by the Managing Member on its Special Voting Stock pursuant to Section 2.3 of its Certificate of Incorporation with respect to any given calendar quarter in an amount equal to the SV Dividend as determined in this Section C(i) of the Attachment B.

     “Tax Amount” in respect of a particular REIT Dividend or Prepaid Special Dividend is equal to the amount obtained by multiplying the amount of such REIT Dividend or Prepaid SV Dividend by the Tax Rate in respect of such REIT Dividend or Prepaid SV Dividend.

     “Tax Rate” in respect of a particular REIT Dividend or Prepaid Special Dividend is equal to a fraction, expressed as a percentage, the numerator of which is the aggregate amount of Non-Canadian Tax that is or would be payable by Relevant Persons in respect of

Attachment B-3

such REIT Dividend or Prepaid Special Dividend and the denominator of which is the amount of such REIT Dividend or Prepaid Special Dividend, provided that the Tax Rate shall not exceed 30% or such higher rate of United States withholding tax as may be applicable under the Code to dividends paid by a real estate investment trust (as defined in the Code) to a foreign corporation at the time the particular REIT Dividend or Prepaid Special Dividend is paid.

     (ii) Prepaid SV Dividend: Pursuant to Section 5.5 of this Agreement, during the Applicable Period, a holder of the Class SV Units shall be entitled to request and receive from the Company a cash distribution (the “Prepaid SV Dividend”) before the date on which a distribution is expected to be made to such holder pursuant to Section 5.1 of this Agreement for any calendar quarter. Any request made by any holder of a Class SV Unit shall be considered to have been made by all holders of the Class SV Units and the Company shall pay such amounts accordingly, pro-rata among all holders of the Class SV Units, based on their ownership of the outstanding Class SV Units. Any Prepaid SV Dividend paid to a holder of a Class SV Unit shall not exceed the amount that the Managing Member estimates, based on assumptions as it considers reasonable, concerning the amount of distributions payable pursuant to Section C(i) of this Attachment B above, would be distributable to such holder with respect to the holder’s Class SV Unit pursuant to Section 5.1 of this Agreement for the relevant calendar quarter, and shall be credited against the such distribution in the manner set forth in the second paragraph of Section C(i) above.

     (iii) Distribution Priority: Unless full distributions on the Class SV Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Units ranking junior to the Class SV Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon Units ranking junior to or on a parity with the Class SV Units as to distributions or upon liquidation, nor shall any Units ranking junior to or on a parity with the Class SV Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Company.

     (v) Holders of the Class SV Units shall not be entitled to any distribution, whether payable in cash, property or Units other than pursuant to Sections C(i), C(ii) and (E) of this Attachment B.

     D. Allocations.

     For each taxable year of the Company, each Class SV Unit shall be allocated items of the Company gross income in an aggregate amount equal to the distributions made on such Unit under Section C of this Agreement (including any portion of liquidating or redemption distribution attributable to distributions due under Section C of this Agreement) for such taxable year. The Class SV Units shall not be allocated any additional items of the Company income, or any items of gain, loss or deduction. “Excess Nonrecourse Liabilities” of the Company (as such term is used in Section 6.1.C of this Agreement) shall not be allocated to holders of the Class SV Units solely as a result of such holders’ ownership of such Units.

     E. Liquidation Preference.

     (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Class SV Units then outstanding are entitled to be paid out of the assets of the Company available for distribution to the Members pursuant to Section 13.2.A of the Agreement a liquidation preference of $1,000.00 per Class SV Unit, plus all accrued and unpaid distributions thereon under Section C of this Attachment B, before any distribution of assets is made to holders of the Common Units and other Units that rank junior to the Class SV Units as to liquidation rights.

     (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Class SV Units and the corresponding amounts payable on all other Units ranking on a parity with the Class SV Units in the distribution of assets, then such assets shall be allocated among the Class SV Units, as a class, and each class of such other such Units, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Class SV Units will have no right or claim to any of the remaining assets of the Company.

     (iv) The consolidation or merger of the Company with or into any other limited liability company, partnership, corporation, trust or entity or of any other limited liability company, partnership, corporation, trust or other entity with or into the Company or the sale,

Attachment B-4

lease or conveyance of all or substantially all of, the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company for purposes of this Section E.

     F. Redemption.

     In connection with a redemption by the Managing Member of any or all of its Special Voting Stock, upon advance request from the Managing Member, the Company shall redeem a Class SV Unit for an amount equal to the amount due in respect of such unit upon liquidation as provided under Section E(i) of this Attachment B, for each share of the Special Voting Stock redeemed. From and after the date on which any Class SV Unit is redeemed, the Class SV Unit so redeemed shall no longer be outstanding, any outstanding certificate of such unit shall be cancelled and all rights hereunder, to distributions or otherwise, with respect to such Class SV Unit shall cease.

Attachment B-5

ATTACHMENT C

QUALIFIED ASSETS

Attachment C-1